UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 11-K

(Mark One)
☑ ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2019

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission file number: 001-38646

A.Full title of the plan and the address of the plan, if different from that of the issuer named below:

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

Dow Inc.
2211 H.H. Dow Way
Midland, MI 48674

DowDuPont Inc. now known as DuPont de Nemours, Inc.
c/o The Dow Chemical Company
2030 Dow Center
Midland, MI 48674
(Former name or former address, if changed since last report)

REQUIRED INFORMATION

Financial statements for the years ended December 31, 2019 and 2018, supplemental schedule for the year ended December 31, 2019, and Report of Independent Registered Public Accounting Firm.

The Dow Chemical
Company Employees'
Savings Plan
Financial Statements as of and for the Years Ended
December 31, 2019 and 2018 and Supplemental
Schedule for the Year Ended December 31, 2019

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN

Report of Independent Registered Public Accounting Firm
To Plan Participants and 401(k) Investment Committee of
The Dow Chemical Company Employees’ Savings Plan
Midland, Michigan
Opinion on the Financial Statements
We have audited the accompanying statements of net assets available for benefits of The Dow Chemical Company Employees’ Savings Plan (the “Plan”) as of December 31, 2019 and 2018, the related statement of changes in net assets available for benefits for the year ended December 31, 2019, and the related notes (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2019 and 2018, and the changes in net assets available for benefits for the year ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risk of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by the Plan’s management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Supplemental Information
The supplemental information in the accompanying Schedule of Assets Held at the End of Year as of December 31, 2019 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is presented for the purpose of additional analysis and is not a required part of the financial statements but included supplemental information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.
/s/ BDO USA, LLP
BDO USA, LLP
Grand Rapids, Michigan
June 25, 2020
We have served as the Plan’s auditor since 2019.

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2019 and 2018

	2019			2018
	Allocated Participant Directed	Unallocated Non-participant Directed	Total	Allocated Participant Directed	Unallocated Non-participant Directed	Total
Assets
Investments - at fair value (Notes 3 and 4)	$8,721,635,423	$191,290,286	$8,912,925,709	$8,315,896,596	$350,275,026	$8,666,171,622
Fully benefit-responsive investment contracts - at contract value	1,880,324,853	—	1,880,324,853	2,024,506,428	—	2,024,506,428
Receivables - interest, dividends and other	4,598,211	5,798	4,604,009	7,948,721	1,631	7,950,352
Receivables - participant notes	103,900,465	—	103,900,465	113,531,034	—	113,531,034
Total Assets	$10,710,458,952	$191,296,084	$10,901,755,036	$10,461,882,779	$350,276,657	$10,812,159,436
Liabilities
LESOP loan payable (Note 5)	$—	$18,052,019	$18,052,019	$—	$25,673,299	$25,673,299
Other payables	5,155,054	869,654	6,024,708	4,952,913	1,240,196	6,193,109
Total Liabilities	$5,155,054	$18,921,673	$24,076,727	$4,952,913	$26,913,495	$31,866,408
Net Assets Available For Benefits	$10,705,303,898	$172,374,411	$10,877,678,309	$10,456,929,866	$323,363,162	$10,780,293,028
See Notes to Financial Statements.

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2019

	Allocated Participant Directed	Unallocated Non- Participant Directed	Total
Additions
Investment income
Net realized/unrealized gain (loss) on investments	$1,430,859,254	$(2,952,298)	$1,427,906,956
Interest and dividends	123,602,531	10,667,145	134,269,676
Total investment gain	1,554,461,785	7,714,847	1,562,176,632
Employer contributions	4,066,181	—	4,066,181
Employee contributions	263,075,736	—	263,075,736
Interest on participant notes receivable	4,888,970	—	4,888,970
Allocation of 1,069,424 shares of common stock of Dow Inc., at market	54,177,877		54,177,877
Allocation of 1,928,026 shares of common stock of DowDuPont Inc., at market	103,565,516	—	103,565,516
Total additions	1,984,236,065	7,714,847	1,991,950,912
Deductions
Distributions and withdrawals	$1,728,939,191	$—	$1,728,939,191
Administrative expenses	1,077,806	—	1,077,806
Interest expense	—	960,205	960,205
Allocation of 1,069,424 shares of common stock of Dow Inc., at market	—	54,177,877	54,177,877
Allocation of 1,928,026 shares of common stock of DowDuPont Inc., at market	—	103,565,516	103,565,516
Total deductions	$1,730,016,997	$158,703,598	$1,888,720,595
Net increase (decrease)	$254,219,068	$(150,988,751)	$103,230,317
Transfers out	(5,845,036)	—	(5,845,036)
Net Assets Available for Benefits
Beginning of year	10,456,929,866	323,363,162	10,780,293,028
End of year	$10,705,303,898	$172,374,411	$10,877,678,309
See Notes to Financial Statements.

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS

1.DESCRIPTION OF THE PLAN
The following description of The Dow Chemical Company Employees' Savings Plan (the “Plan”) provides only general information. Participants should refer to the Plan document or the Summary Plan Description provided to all participants for a more complete description of the Plan's provisions.

General - The Plan is a defined contribution plan consisting of (1) a profit sharing plan with a cash or deferred feature, which is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code as of 1986, as amended (“Code”), and (2) a leveraged employee stock ownership plan (“LESOP”), which is intended to qualify as a stock bonus plan under Sections 401(a) and 4975(e)(7). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended. The Plan covers any person who is, or becomes, an eligible employee of The Dow Chemical Company (the "Company" or “TDCC”), or of certain of TDCC's subsidiaries, including former employees with balances in the Plan.

Merger and Separation- Effective August 31, 2017, pursuant to the merger of equals transaction contemplated by the Agreement and Plan of Merger, dated as of December 11, 2015, as amended on March 31, 2017, TDCC and E.I. du Pont de Nemours and Company (“Historical DuPont”) each merged with subsidiaries of DowDuPont Inc. (“DowDuPont”) and, as a result, TDCC and Historical DuPont became subsidiaries of DowDuPont (the “Merger”). TDCC and Historical DuPont did not merge their defined contribution plans as a result of the Merger. Subsequent to the Merger, TDCC and Historical DuPont engaged in a series of internal reorganization and realignment steps to realign their businesses into three subgroups: agriculture, materials science and specialty products. Dow Inc. was formed as a wholly owned subsidiary, to serve as a holding company for its materials science business.

On April 1, 2019, DowDuPont completed the separation and distribution of Dow Inc. (“Dow Inc. Distribution"). Additionally, on April 2, 2019, Dow Inc. commenced regular-way trading under the symbol “DOW” on the New York Stock Exchange. Fund unit trading for the Plan commenced on April 4, 2019. Prior to the commencement of unit trading on April 4, 2019, participants in the Plan who held DowDuPont stock fund units as of the close of business on March 29, 2019 received one unit of Dow Inc. stock funds for every three units of DowDuPont stock funds.The DowDuPont common stock funds were closed to new investments within the Plan. Effective April 1, 2019, participants could elect to receive Dow Inc. stock fund dividends as a distribution rather than reinvesting dividends within the participant accounts and DowDuPont stock fund dividends were no longer eligible for distribution to participants.

Following the Dow Inc. Distribution, the Company, which was no longer a part of the DowDuPont controlled group, continued to be the sponsor of the Plan. Therefore, DowDuPont common stock ceased to be an employer security with respect to the Plan under Section 407 of ERISA, and all DowDuPont common stock that continued to be held by the LESOP was sold by the independent fiduciary and the proceeds were reinvested in Dow Inc. common stock. Subsequent scheduled quarterly principal and interest payments on a loan outstanding with Dorintal Reinsurance, Ltd., are made using dividends paid on unallocated shares of Dow Inc. common stock and allocated shares of Dow Inc. common stock, if needed. Additionally, Company matching contributions subsequent to April 1, 2019 were made from the LESOP in the form of Dow Inc. stock. See Note 3 for additional information on investments held by the LESOP and Note 5 for additional information on the loan outstanding with Dorintal Reinsurance, Ltd.

On June 1, 2019, DowDuPont completed the distribution of Corteva, Inc. (“Corteva, Inc. Distribution”). Additionally, Corteva, Inc. commenced regular-way trading under the symbol “CTVA” on the New York Stock Exchange on June 3, 2019. Fund unit trading for the Plan commenced on June 5, 2019. Prior to the commencement of unit trading on June 5, 2019, participants in the Plan who held DowDuPont stock fund units as of the close of business on May 31, 2019 received one unit of Corteva, Inc. stock funds for every three units of DowDuPont stock funds. The Corteva, Inc. stock funds are closed to new investments within the Plan. Following the Corteva, Inc. Distribution, DowDuPont continues to hold the specialty products business and changed its registered name from "DowDuPont Inc." to "DuPont de Nemours, Inc." ("DuPont"). The DowDuPont stock funds held in the account as of the close of business on May 31, 2019 were renamed DuPont stock funds and commenced trading on June 5, 2019.

Participants are able to divest their DuPont, Dow Inc., and Corteva, Inc. stock funds at any time and elect one of the other investment options available to them under the Plan.

In connection with the Dow Inc. Distribution and the Corteva, Inc. Distribution, DowDuPont, Dow Inc., and Corteva, Inc. entered into an employee matters agreement, effective as of April 1, 2019 (“Employee Matters Agreement”). Pursuant to the Employee Matters Agreement as a result of the Dow Inc. Distribution, Plan participants aligned with DowDuPont’s agriculture business and specialty products business ceased contributions to the Plan and Dow Inc. U.S. employees previously aligned with Historical DuPont’s material science business were allowed to enter the Plan as new participants when those entities formally adopted the Plan as of April 1, 2019. No Plan assets were transferred to or from the Plan as a result of the Dow Inc. Distribution. At the participants' discretion, their assets in former plans were permitted to be rolled into the Plan.

Employee Contributions - Plan participants generally may elect to contribute from 0.5% to 40% of their compensation, depending on the participant's eligible pay, limited to a 0.5% minimum contribution. The maximum yearly gross compensation pre-tax or Roth 401(k) contribution made through payroll deductions was $19,000 in 2019. Participants who attained age 50 before the end of the plan year were eligible to make additional catch-up contributions in the amount of $6,000 in 2019. Plan participants may elect to increase, decrease, suspend, or resume compensation deferrals at any time. New elections are effective as soon as practicable after the request is processed. Newly hired eligible employees not electing to enroll, within a reasonable period of time, are automatically enrolled to contribute 6% of their eligible pay to the Plan, unless the employee elects to opt out. The automatic contributions will increase by 1% each year effective April 1 until the contribution rate reaches 10%, unless the employee designates otherwise. The contributions default to the applicable BTC Lifepath Fund based on the employee's date of birth, unless otherwise designated by the employee.

Company Contributions - In general, the Company's matching contribution provides a 100% match on the first 2% of eligible pay deferrals and a 50% match of the next 4% of eligible pay deferrals. Legacy Rohm and Haas Company employees' Company matching contributions are calculated as 100% of the first 3% of eligible pay deferrals and a 50% match of the next 3% of eligible pay deferrals. For legacy Dow Silicones Corporation (formally known as Dow Corning Corporation) employees hired prior to January 1, 2006, the Company's matching contribution provides a 100% match on the first 3% of eligible pay deferrals and 50% on the next 2% of eligible pay deferrals; and for those hired on and after January 1, 2006 and prior to September 1, 2016, the Company's matching contribution provides a 100% match on the first 3% of eligible pay deferrals and 50% on the next 4% of eligible pay deferrals. At the beginning of 2019, the Company's matching contribution was made from the LESOP in the form of DowDuPont stock. After the Dow Inc. Distribution, the Company's matching contribution was made from the LESOP in the form of Dow Inc. stock. Participants were permitted to divest their DowDuPont or Dow Inc. stock at any time and elect one of the other investment options available to them under the Plan. See Note 1 for additional information regarding the Dow Inc. Distribution.

In accordance with the provisions of the Plan, the Plan is required to release shares in proportion to the principal and interest paid on the LESOP loan as a percentage of beginning of year outstanding principal and interest. The shares released from unallocated LESOP shares are allocated to participants to satisfy the Company's matching requirements.

Except as otherwise provided by the Plan, if the required contributions are less than the value of shares released, the difference is allocated to eligible participants in the form of contingent matching contributions, and then to eligible participants, as an “Excess Employee Stock Ownership Program ("ESOP") Shares Distribution” contribution. For the year ended December 31, 2019, 60,656 shares of Dow Inc. common stock, with a market value of $3,319,792 were allocated as contingent matching contributions. The Company allocated these shares and cash to the participants in March 2020.

If the required Company matching contributions under the provisions of the Plan are greater than the value of the shares released, the Company is required to make an additional contribution to cover the shortfall. No such Company contributions were required or made for the year ended December 31, 2019.

Dividends - Participants invested in Dow Inc. stock funds may elect to receive dividends as a distribution rather than reinvesting dividends within the participant account.

Account Valuation - Participant account balances reflect the total contributions made to the Plan by employees and the Company, plus investment results, less expenses and withdrawals.

Vesting - Participants are immediately vested in all amounts credited to their Plan account, including employee contributions, Company contributions, and investment earnings.

Benefits Distribution - Benefits are generally distributable upon termination of employment as a lump-sum payment or partial withdrawal or may be deferred until minimum distributions are required by law. The Plan makes a lump-sum payment to terminated participants who have a balance that does not exceed $1,000. Active employees may request in-service distributions upon the attainment of age 59-1/2. Active employees under the age of 59-1/2 may request a distribution in the event of a financial hardship as defined by the Plan.

Participant Notes Receivable - Active participants, retirees and terminated participants may borrow from their employee contributions, plus earnings on those contributions, with a minimum note receivable of $1,000. Participant notes receivable are limited to the smaller of:

•50% of the total account balance or
•$50,000 less the highest outstanding participant note receivable balance in the preceding 12 months

Note receivable repayments for active employees are made through payroll deductions, on an after tax basis, with a minimum term of six months and a maximum of 60 months for any purpose other than the purchase of a primary residence; and a minimum term of six months and a maximum of 120 months for participant note receivable for the purpose of purchasing a primary residence. Repayments, both interest and principal, are credited to the participant's account and are allocated among the fund options according to the participant's current investment election. A fixed interest rate is applied to the note receivable. This rate is generally equal to the prime rate on the last day of each calendar quarter before the loan is processed. The range of interest rates on notes receivable outstanding at December 31, 2019 and 2018 was 3.25% to 10.5%.
Investments - Participants direct the investment of their contributions into various investment options offered by the Plan.

Related Party and Party-In-Interest Transactions - Administrative expenses of the trustee are charged to the Plan. The net assets of the Plan are held by Fidelity Management Trust Company (“Fidelity”), who acts as independent trustee, custodian and recordkeeper for all the investments in the Plan. Fidelity manages certain plan investments. All transactions with Fidelity qualify as party-in-interest transactions.

Plan investments include shares of common stock of TDCC's parent company as of December 31, 2019, Dow Inc., and the Plan holds notes receivable from Plan participants.

The Plan has a loan outstanding with Dorintal Reinsurance, Ltd., a related party. See Note 5 for additional information.

Amendment or Termination - The Plan does not have an expiration date. The Company may at any time terminate, amend, or modify the Plan, subject to certain rights of the Plan participants. Upon termination of the Plan, each participant is entitled to receive the entire balance in his or her account in accordance with the terms of the Plan.

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting - The financial statements of the Plan have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

Investment Valuation and Income Recognition - Investments in the Plan consisting of common stock of Dow Inc., and DowDuPont, mutual funds, certain money market funds and common stock are stated at fair value based upon the quoted market value of such securities at year end. The investments in common/collective trusts are valued at net asset value per share (or its equivalent) of the fund, based on the fair market values of the underlying net assets. There are no redemption restrictions or unfunded commitments on these investments. Temporary investments are investments in short term money market funds in the respective investment funds. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) in the fair value of investments includes the Plan's gains and losses on investments bought and sold as well as held during the year.

Investments of the Interest Income Fund (“Fund”) included in the Plan consist of Synthetic Guaranteed Investment Contracts (“Synthetic GICs”), a money market fund, and a common collective trust fund. All of the Plan's Synthetic GICs are fully benefit-responsive and are recorded at contract value. Contract value is the amount participants would normally receive if they were to initiate permitted transactions under the terms of the Plan. Contract value represents deposits made to the contract plus earnings at guaranteed crediting rates less withdrawals and applicable fees. Synthetic GICs operate similarly to an insurance company separate account investment contract, except that the assets are placed in a separate custodial account (owned by the Plan) rather than such assets being held in a separate account of the insurance company. A Synthetic GIC is a wrap contract paired with an underlying investment or investments, usually a portfolio, owned by the Plan, of high-quality, intermediate term fixed income securities or common/collective trusts holding similar investments. The Plan purchases a wrapper contract from financial services institutions.

In addition to holding certain assets, Synthetic GICs include features designed to provide participant liquidity at book value as well as periodic interest crediting rates. The liquidity feature is also known as “benefit responsiveness.” Synthetic GICs may be issued by banks, insurance companies and other financial institutions.

The Synthetic GICs provide for prospective crediting interest rate adjustments based on the interest earnings and fair value of the underlying assets. The crediting interest rates are reset monthly and the contracts guarantee that the crediting interest rates cannot be less than zero.

Certain events may limit the ability of the Plan to transact at contract value with the insurance company and the financial institution issuer. Such events include the following: (i) amendments to the plan documents (including complete or partial plan termination or merger with another plan); (ii) changes to the Plan's prohibition on competing investment options or deletion of equity wash provisions; (iii) bankruptcy of the plan sponsor or other plan sponsor events (e.g., divestitures or spin offs of a subsidiary) which cause a significant withdrawal from the Plan; or (iv) the failure of the Plan to qualify for exemption from federal income taxes or any required exemption of prohibited transactions under ERISA. The plan administrator does not believe that the occurrence of any such event that may limit the Plan's ability to transact at contract value is probable.

Synthetic GICs generally impose conditions on both the Plan and the issuer. If an event of default occurs and is not resolved, the non-defaulting party may terminate the contract. The following may cause the Plan to be in default: a breach of material obligation under the contract; a material misrepresentation; or a material amendment to the plan agreement. The issuer may be in default if it breaches a material obligation under the investment contract; makes a material misrepresentation; or is acquired or reorganized and the successor issuer does not satisfy the investment or credit guidelines applicable to issuers. If, in the event of default of an issuer, the Plan were unable to obtain a replacement investment contract, losses may occur if the market value of the Plan's assets, which were covered by the contract, is below the contract value. The Plan may seek to add additional issuers over time to diversify the Plan's exposure to such risk, but there is no assurance the Plan may be able to do so. The combination of the default of an issuer and an inability to obtain a replacement agreement could render the Plan unable to achieve its objective of maintaining a stable contract value. The terms of an investment contract generally provide for settlement of payments only upon termination of the contract or total liquidation of the covered investments. Generally, payments will be made pro rata, based on the percentage of investments covered by each issuer. Contract termination occurs whenever the contract value or market value of the covered investments reaches zero or upon certain events of default.

If the contract terminates due to issuer default (other than a default occurring because of a decline in its rating), the issuer will generally be required to pay to the Plan the excess, if any, of contract value over market value on the date of termination. If a contract terminates due to a decline in the ratings of the issuer, the issuer may be required to pay to the Plan the cost of acquiring a replacement contract (i.e., replacement cost) within the meaning of the contract. If the contract terminates when the market value equals zero, the issuer will pay the excess of contract value over market value to the Plan to the extent necessary for the Plan to satisfy outstanding contract value withdrawal requests. Contract termination also may occur by either party upon election and notice.

Changes in fixed income market conditions and interest rates may affect the yield to maturity and the market value of the underlying investments. Such changes could have a material impact on the Synthetic GIC's future interest crediting rates. In addition, participant withdrawals from and transfers out of the Interest Income Fund made according to Plan provisions are paid at contract value but funded through the market value liquidation of the underlying investments. This process of funding participant withdrawals and transfers from market value liquidations of underlying investments may also have an effect on future interest crediting rates.

Participant Notes Receivable - Participant notes receivable are recorded at their unpaid principal balances plus any accrued interest. Participant notes receivable are written off when deemed uncollectible. No allowance for credit losses has been recorded as of December 31, 2019.

Benefits Payable - Amounts payable to persons who have withdrawn from participation are not recorded as a liability of the Plan. Benefits payable to participants who had withdrawn from participation in the Plan as of December 31, 2019 and 2018 were insignificant.

Federal Income Tax Status - The Internal Revenue Service has determined and informed the Company by a letter dated September 2, 2014 that the Plan is qualified and the trust established under the Plan is tax exempt under the appropriate sections of the Internal Revenue Code (the “Code”). Although the Plan has been amended since receiving the determination letter, the plan administrator believes the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code.

In accordance with guidance on accounting for uncertainty in income taxes, management evaluated the Plan's tax position and does not believe the Plan has any uncertain tax positions that require disclosure or adjustment to the financial statements. The Plan is subject to routine audits by taxing authorities; however, there are currently no audits for any tax periods in progress.

Risks and Uncertainties - The Plan invests in various investment instruments, including shares of the common stock of Dow Inc. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

3. LEVERAGED EMPLOYEE STOCK OWNERSHIP PLAN INVESTMENTS

The Plan's investment in The Dow Chemical Company LESOP, at December 31, 2019 and 2018, is presented in the following table:

	2019		2018
	Allocated	Unallocated	Allocated	Unallocated
Number of Shares [1]	4,586,156	3,476,574	15,286,397	6,527,850
Cost	$20,448,646	$91,256,210	$71,914,375	$134,156,362
Fair Value	$251,000,318	$190,272,895	$817,516,512	$349,109,418
1. Shares were invested in Dow Inc. common stock at December 31, 2019 and DowDuPont common stock at December 31, 2018.

After the Dow Inc. Distribution, unallocated shares of DowDuPont common stock were sold and proceeds were used to purchase Dow Inc. common stock which was performed by an independent fiduciary. Allocated shares of DowDuPont common stock were no longer part of the LESOP after the Dow Inc. Distribution. See Note 1 for additional information.

4. FAIR VALUE

Accounting standards require certain assets and liabilities be reported at fair value in the financial statements and provide a framework for establishing that fair value. The framework for determining fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.

For investments classified as Level 1 measurements (measured using quoted prices in active markets), the total fair value is either the price of the most recent trade at the time of the market close or the official close price as defined by the exchange in which the asset is most actively traded on the last trading day of the period, multiplied by the number of units held without consideration of transaction costs.

For investments classified as Level 2 measurements, where the security is frequently traded in less active markets, fair value is based on the closing price at the end of the period; where the security is less frequently traded, fair value is based on the price a dealer would pay for the security or similar securities, adjusted for any terms specific to that security. Market inputs are obtained from well established and recognized vendors of market data and subjected to tolerance/quality checks.

For investments classified as Level 3 measurements, the total fair value is based on significant unobservable inputs including assumptions where there is little, if any, market activity for the investment.

The investment's fair value level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The following table presents information about certain assets of the Plan measured at fair value on a recurring basis:

Assets Measured at Fair Value on a Recurring Basis	December 31, 2019		December 31, 2018
	Total	Level 1	Total	Level 1
Dow Inc. or DowDuPont Inc. Common Stock: [1]
Allocated participant directed	$562,685,150	$562,685,150	$1,715,552,832	$1,715,552,832
Unallocated non-participant directed	190,272,895	190,272,895	349,109,418	349,109,418
Common stock [2]	794,975,916	794,975,916	30,217,099	30,217,099
Mutual funds	1,628,888,655	1,628,888,655	1,455,450,162	1,455,450,162
Temporary investments - Money market funds:
Allocated participant directed	84,975,342	84,975,342	91,270,469	91,270,469
Unallocated non-participant directed	1,017,391	1,017,391	1,165,608	1,165,608
Total categorized assets at fair value	$3,262,815,349	$3,262,815,349	$3,642,765,588	$3,642,765,588
Fair value measured at net asset value per share: [3]
Common/collective trusts	5,650,110,360		5,023,406,034
Total assets at fair value	$8,912,925,709		$8,666,171,622
1. Shares were invested in Dow Inc. common stock at December 31, 2019 and DowDuPont common stock at December 31, 2018.
2. December 31, 2019 balances include investments in DuPont and Corteva Inc. common stock.
3. Investments in common/collective trusts are measured at fair value using the net asset value per share (or its equivalent) as a practical expedient and have not been categorized in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the statements of net assets available for benefits.

The Plan's policy is to recognize transfers between levels of the fair value hierarchy as of the actual date of the event of change in circumstances that caused the transfer. There were no significant transfers between levels of the fair value hierarchy during 2019.

5. LEVERAGED EMPLOYEE STOCK OWNERSHIP PLAN AND LOAN PAYABLE

The Plan consists of a profit sharing plan with a cash or deferred feature which is intended to qualify under Sections 401(a) and 401(k) of the Code and an ESOP that is intended to qualify (as a stock bonus plan) under Sections 401(a) and 4975(e)(7) of the Code. The ESOP consists of (i) a leveraged employee stock ownership plan ("LESOP"), and (ii) the Dow Inc. stock funds (DowDuPont stock funds prior to the Dow Inc. Distribution). The LESOP includes (i) the assets of the Suspense Account and (ii) a LESOP Stock Fund which (A) shall consist of shares of Dow Inc. common stock (DowDuPont common stock prior to the Dow Inc. Distribution) acquired with the proceeds of exempt loans, and allocated to participant accounts, and (B) shall provide for such subaccounts as described in the definition of “LESOP Account” in Section 1.3 in the Plan and as further necessary. The portion of the Plan invested in the Dow Inc. stock funds (DowDuPont stock funds prior to the Dow Inc. Distribution) constitutes part of the employee stock ownership plan under Section 4975(e)(7) of the Code. The Trustee or its nominee votes all unallocated shares under the LESOP.

The Plan has a loan outstanding with Dorintal Reinsurance, Ltd., a related party, which bears interest at 4% and matures in 2024. Additional principal payments were made in 2019 and, the loan is now expected to be paid in full in 2023. The Plan uses dividends paid on unallocated shares of Dow Inc. common stock (DowDuPont common stock prior to the Dow Inc. Distribution) to make the scheduled quarterly principal and interest payments. If needed, the Plan may use dividends paid on allocated shares of Dow Inc. common stock. The Company is required to make a cash contribution to fund any quarterly shortages in common stock dividends paid as compared to required principal and interest payments. There was no shortfall and no Company cash contribution for the year ended December 31, 2019. However, the Company made a $4 million cash contribution related to the refinance of the loan in December 2018. DowDuPont declared common stock dividends of $0.38 per share and Dow Inc. declared common stock dividends of $2.10 per share during 2019.

Interest expense for the year ended December 31, 2019 was $960,205. The minimum principal payments on the loan to maturity are as follows:

Minimum Loan Principal Payment to Maturity	At December 31, 2019
2020	$4,795,153
2021	4,989,854
2022	5,192,464
2023	3,074,548
Thereafter	—
Total	$18,052,019

6. RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to Form 5500 as of December 31, 2019 and 2018:

Reconciliation of Net Assets Available for Benefits per the Financial Statements to Form 5500 at December 31,	2019	2018
Net assets available for benefits per the financial statements	$10,877,678,309	$10,780,293,028
Adjustment from contract value to fair value for fully benefit-responsive Synthetic GICs	36,300,993	(13,747,381)
Net Assets Available for Benefits per Form 5500	$10,913,979,302	$10,766,545,647

The following is a reconciliation of net increase in net assets available for benefits per the financial statements to Form 5500 for the year ended December 31, 2019:

Reconciliation of Net Increase in Net Assets Available for Benefits per the Financial Statements to Form 5500 for 2019
Net increase in net assets available for benefits per the financial statements	$103,230,317
Adjustment from contract value to fair value for fully benefit-responsive Synthetic GICs	50,048,374
Net income per Form 5500	$153,278,691

7.SUBSEQUENT EVENTS
The pandemic caused by coronavirus disease 2019 (“COVID-19”) was first reported in Wuhan, China in December 2019 and has since spread to all major geographic regions around the world. Financial markets have been volatile in 2020, primarily due to uncertainty with respect to the severity and duration of the pandemic, coupled with a significant drop in oil prices that began in early March 2020, driven by a collapse in demand due to the global spread of COVID-19 combined with increased supply from oil producers.

The full impact of the COVID-19 outbreak and oil supply/demand imbalances continues to evolve as of the date of this report. Because the values of the Plan’s individual investments have and will continue to fluctuate in response to changing market conditions, the amount of gains or losses that will be recognized in subsequent periods, if any, cannot be determined at this time.

On March 27, 2020, the “Coronavirus Aid, Relief, and Economic Security (CARES) Act” was signed into law. The CARES Act, among other things, includes several relief provisions available to tax-qualified retirement plans and their participants. Plan management is currently evaluating the impact of the CARES Act, if any, on the Plan's financial Statements.

SUPPLEMENTAL SCHEDULE

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
INCLUDING APPENDICES A - E
AS OF DECEMBER 31, 2019
		(c)
		Description of Investment
	(b)	Including Maturity Date,	(d)	(e)
	Identity of Issuer, Borrower,	Rate of Interest, Collateral,	Cost or Contract	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value	Value
*	Dow Inc.
	Dow Inc. Stock	Dow Stock	**	$311,684,832
	LESOP	Allocated LESOP - Dow Stock	**	251,000,318
	LESOP	Unallocated LESOP - Dow Stock	$91,256,210	190,272,895
	DuPont Stock	Common Stock	**	524,424,248
	Corteva Inc. Stock	Common Stock	**	241,748,922
	Lilly Pre 91 Stock	Common Stock	**	1,073,520
	Lilly Post 90 Stock	Common Stock	**	4,521,849
	Linde Stock Fund	Common Stock	**	23,207,377
	T. Rowe Price US Treasury Fund	Common/Collective Trust	**	105,589,238
	PIM Total Return Inst	Mutual Fund	**	189,814,419
	TRP IS MID CP EQ GR	Mutual Fund	**	571,073,509
	NB Genesis R6	Mutual Fund	**	242,654,116
	TRP High Yield Inst	Mutual Fund	**	135,629,600
	BTC LP IDX RETIRE N	Common/Collective Trust	**	346,057,161
	BTC LP IDX 2025 N	Common/Collective Trust	**	333,583,786
	BTC LP IDX 2030 N	Common/Collective Trust	**	303,816,877
	BTC LP IDX 2035 N	Common/Collective Trust	**	214,596,011
	BTC LP IDX 2040 N	Common/Collective Trust	**	178,580,080
	BTC LP IDX 2045 N	Common/Collective Trust	**	157,198,233
	BTC LP IDX 2050 N	Common/Collective Trust	**	133,433,584
	BTC LP IDX 2055 N	Common/Collective Trust	**	120,315,740
	BTC LP IDX 2060 N	Common/Collective Trust	**	11,501,502
	ACWI ex-US IMI Index	Common/Collective Trust	**	193,634,448
	MFS Heritage MFS US REIT Fund	Common/Collective Trust	**	85,077,871
	MKS Convertible	Common/Collective Trust	**	21,916,952
	Vang Inst 500 IDX TR	Common/Collective Trust	**	1,678,416,955
	Vang Inst Ext Mkt	Common/Collective Trust	**	404,826,160
	Vang Inst Tot Bd IDX	Common/Collective Trust	**	190,178,706
	Vang Global Equity	Mutual Fund	**	217,460,087
	Vang Dev Mkt IDX IP	Mutual Fund	**	147,864,005
	Vang LT Treasury ADM	Mutual Fund	**	63,099,499
	PIM Com Real Ret I	Mutual Fund	**	10,898,300
	PIM Real Return Inst	Mutual Fund	**	50,395,120
	Small Cap:
	BTC Russel 2000 Index Fund	Common/Collective Trust	**	312,398,842
	Emerging Markets IDX:
	Emerging Markets Non-Lend	Common/Collective Trust	**	105,553,661
	Forward			$8,073,498,423

*	Represents a party-in-interest to the Plan
**	Cost information not required

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
INCLUDING APPENDICES A - E
AS OF DECEMBER 31, 2019
		(c)
		Description of Investment
	(b)	Including Maturity Date,	(d)	(e)
	Identity of Issuer, Borrower,	Rate of Interest, Collateral,	Cost or Contract	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value	Value
	Forward			$8,073,498,423

*	Fidelity Contrafund Pool CL 2	Common/Collective Trust	**	753,434,553
*	Interest Bearing Cash	Temporary Investments	**	22,898,271
*	Fidelity Short Term Investment Fund	Temporary Investments	**	63,094,462
*	Participant Notes Receivable	Interest recorded at prime rate (3.25% - 10.5%) and maturities up to 60 months	**	103,900,465
	Total			$9,016,826,174

*	Represents a party-in-interest to the Plan			(continued)
**	Cost information not required

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
INCLUDING APPENDICES A - E
AS OF DECEMBER 31, 2019
		(c)
		Description of Investment
	(b)	Including Maturity Date,	(d)	(e)
	Identity of Issuer, Borrower,	Rate of Interest, Collateral,	Cost or Contract	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value	Value
	Pacific Life:
	G- 27523.01.0001 (see underlying assets at Appendix A)	IGT Invesco ShrtTrm Bond; PIMCO; evergreen; Synthetic GIC	**	$240,406,463

	Voya Retirement & Annuity:
	60031-A (see underlying assets at Appendix A)	IGT Invesco ShrtTrm Bond; PIMCO; evergreen; Common/collective trusts	**	409,278,196

	60090 (see underlying assets at Appendix B)	Various Securities, maturity dates, and asset types	**	1,805,718

	Transamerica:
	MDA01078TR (see underlying assets at Appendix C)	IGT Invesco ShrtTrm Bond, Dow NISA; evergreen; Synthetic GIC	**	359,442,878

	RGA:
	RGA 00036 (see underlying assets at Appendix E)	IGT Invesco ShrtTrm Bond; Wellington; evergreen; Synthetic GIC	**	$206,268,008

	Prudential Insurance:
	GA-62233 (see underlying assets at Appendix D)	Jennison, evergreen; Synthetic GIC	**	$328,668,570

	GA-63084	IGT Invesco ShrtTrm Bond; evergreen; Common/collective trusts	**	$34,811,967

	Met Tower Life:
	38025 (see underlying assets at Appendix E)	IGT Invesco ShrtTrm Bond; Wellington; evergreen; MacKay Shields; Synthetic GIC	**	$299,643,053

	Total guaranteed investment contracts			$1,880,324,853
	Total			$10,897,151,027

*	Represents a party-in-interest to the Plan
**	Cost information not required

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX A - UNDERLYING ASSETS FOR PACIFIC LIFE G-27523.01.0001 AND VOYA RETIREMENT & ANNUITY 60031-A
December 31, 2019

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	ADVENTIST HEALTH SYSTEM/WEST	2.433% 09/01/2024 DD 10/31/19	700,000	$699,998	$701,249
	AMERICAN TOWER CORP	2.750% 01/15/2027 DD 10/03/19	700,000	698,866	699,237
	AMERICAN TOWER CORP	3.000% 06/15/2023 DD 12/08/17	900,000	925,875	919,908
	ANTHEM INC	2.950% 12/01/2022 DD 11/21/17	600,000	599,718	613,848
	AT&T INC	3.400% 05/15/2025 DD 05/04/15	750,000	731,798	785,453
	AT&T INC	4.300% 02/15/2030 DD 08/15/18	1,549,000	1,557,163	1,721,233
	AUTODESK INC	3.125% 06/15/2020 DD 06/05/15	800,000	822,336	802,576
	BANK 2017-BNK7 BNK7 ASB	3.265% 09/15/2060 DD 09/01/17	1,000,000	1,029,960	1,042,030
	BANK OF AMERICA CORP	VAR RT 07/21/2028 DD 07/21/17	2,800,000	2,982,196	2,968,224
	BANK OF AMERICA CORP	VAR RT 12/20/2028 DD 12/20/17	1,052,000	1,059,004	1,104,747
	BARCLAYS PLC	3.200% 08/10/2021 DD 08/10/16	2,400,000	2,410,924	2,432,568
	BAT INTERNATIONAL FINANCE 144A	3.250% 06/07/2022 DD 06/07/12	500,000	507,185	511,095
	BAYER US FINANCE II LLC 144A	VAR RT 06/25/2021 DD 06/25/18	700,000	700,000	702,212
	BEAR STEARNS ALT-A TRUS 11 2A2	VAR RT 11/25/2034 DD 09/01/04	45,698	45,040	45,125
	BMW US CAPITAL LLC 144A	VAR RT 04/12/2021 DD 04/12/18	1,000,000	1,000,000	1,001,610
	BNP PARIBAS SA 144A	VAR RT 01/10/2025 DD 01/10/19	700,000	755,552	758,485
	BPCE SA	4.000% 04/15/2024 DD 04/15/14	1,300,000	1,327,690	1,390,948
	CALIFORNIA ST	7.950% 03/01/2036 DD 04/01/10	500,000	620,800	504,730
	CGMS COMMERCIAL MORTGAG B1 AAB	3.243% 08/15/2050 DD 08/01/17	2,300,000	2,360,131	2,387,492
	CHARTER COMMUNICATIONS OPERATI	4.464% 07/23/2022 DD 07/23/16	500,000	537,530	525,585
	CHESAPEAKE FUNDING 1A A1 144A	2.940% 04/15/2031 DD 03/26/19	1,006,552	1,006,403	1,019,577
	CITIGROUP COMMERCIAL GC11 AAB	2.690% 04/10/2046 DD 04/01/13	258,544	257,908	260,356
	CITIGROUP COMMERCIAL GC29 AAB	2.984% 04/10/2048 DD 04/01/15	700,000	715,230	712,796
	CITIGROUP COMMERCIAL MO B2 AAB	3.962% 03/10/2051 DD 03/01/18	700,000	720,960	751,401
	CITIGROUP COMMERCIAL MO P8 AAB	3.268% 09/15/2050 DD 09/01/17	1,100,000	1,132,985	1,144,726
	CITIGROUP INC	3.400% 05/01/2026 DD 05/02/16	2,850,000	2,879,145	2,994,410
	COBB-MARIETTA COLISEUM & EXHIB	2.700% 01/01/2022 DD 09/09/15	650,000	650,000	659,731
	COMCAST CORP	2.850% 01/15/2023 DD 01/14/13	500,000	489,095	514,115
	COMM 2013-CCRE11 MORT CR11 ASB	3.660% 08/10/2050 DD 10/01/13	486,327	508,061	498,587
	COMM 2014-CCRE19 MORT CR19 ASB	3.499% 08/10/2047 DD 08/01/14	751,913	774,451	774,132
	COMM 2015-DC1 MORTGAGE DC1 ASB	3.142% 02/10/2048 DD 03/01/15	400,000	411,995	407,356
	COMM 2016-COR1 MORTGA COR1 ASB	2.972% 10/10/2049 DD 10/01/16	500,000	505,645	511,680
	COMM 2016-CR28 MORTGAG CR28 A4	3.762% 02/10/2049 DD 02/01/16	1,000,000	1,091,367	1,067,110
	COMMIT TO PUR FNMA SF MTG	2.500% 02/01/2050 DD 02/01/20	800,000	789,063	790,568
	COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2035 DD 01/01/20	275,000	281,059	281,842
	COMMIT TO PUR FNMA SF MTG	3.000% 02/01/2035 DD 02/01/20	3,925,000	4,016,379	4,020,456
	COMMIT TO PUR FNMA SF MTG	3.000% 02/01/2050 DD 02/01/20	1,000,000	1,013,125	1,013,270
	COMMIT TO PUR GNMA II JUMBOS	4.000% 01/20/2050 DD 01/01/20	5,000,000	5,188,319	5,175,000
	COMMIT TO PUR GNMA II JUMBOS	4.000% 02/20/2050 DD 02/01/20	200,000	207,172	207,182
	COOPERATIEVE RABOBANK UA 144A	2.625% 07/22/2024 DD 07/22/19	700,000	698,341	708,316

CREDIT AGRICOLE SA/LONDON 144A	3.250% 10/04/2024 DD 10/04/17	900,000	926,010	932,931
CREDIT SUISSE AG/NEW YORK NY	3.625% 09/09/2024 DD 09/09/14	1,000,000	1,003,200	1,063,910
CSAIL 2015-C1 COMMERCIA C1 ASB	3.351% 04/15/2050 DD 03/01/15	400,000	411,998	411,248
CSAIL 2015-C4 COMMERCIA C4 ASB	3.617% 11/15/2048 DD 11/01/15	1,000,000	1,075,039	1,039,190
CVS HEALTH CORP	4.100% 03/25/2025 DD 03/09/18	1,600,000	1,600,965	1,717,856
DAIMLER FINANCE NORTH AME 144A	2.300% 02/12/2021 DD 11/14/17	1,400,000	1,397,074	1,402,646
DELL INTERNATIONAL LLC / 144A	4.420% 06/15/2021 DD 06/01/16	800,000	842,048	823,288
DELL INTERNATIONAL LLC / 144A	5.450% 06/15/2023 DD 06/01/16	400,000	436,568	433,896
DEUTSCHE BANK AG/NEW YORK NY	4.250% 10/14/2021 DD 04/14/18	1,200,000	1,197,156	1,234,224
DUKE ENERGY CORP 144A	VAR RT 05/14/2021 DD 05/16/18	500,000	500,000	501,835
ECMC GROUP STUDENT L 2A A 144A	VAR RT 05/25/2067 DD 08/10/17	681,447	681,447	678,701
EMD FINANCE LLC 144A	2.400% 03/19/2020 DD 03/19/15	1,000,000	1,000,360	1,000,310
ENBRIDGE INC	2.900% 07/15/2022 DD 07/07/17	800,000	780,298	815,016
ENERGY TRANSFER OPERATING LP	4.150% 10/01/2020 DD 09/19/13	200,000	209,190	202,132
ENERGY TRANSFER PARTNERS LP /	5.750% 09/01/2020 DD 09/11/13	800,000	837,096	811,288
ESC LEHMAN BRTH HLD	0.000% 05/02/2018 DD 04/24/08	1,800,000	932,719	23,400
ESC LEHMAN BRTH HLD ESCROW	0.000% 11/24/2013 DD 01/22/08	900,000	479,042	11,430
FEDERAL HOME LN BK CONS BD	1.500% 08/15/2024 DD 08/16/19	1,700,000	1,696,005	1,686,859
FEDERAL HOME LN BK CONS BD	3.375% 12/08/2023 DD 12/09/13	1,300,000	1,326,620	1,380,964
FEDERAL HOME LN MTG CORP	1.625% 09/29/2020 DD 09/29/17	600,000	598,914	599,964
FEDERAL NATL MTG ASSN	1.625% 10/15/2024 DD 10/18/19	4,000,000	3,993,160	3,981,760
FEDERAL NATL MTG ASSN	1.875% 09/24/2026 DD 09/27/16	2,000,000	1,838,240	1,996,420
FEDERAL NATL MTG ASSN	2.000% 01/05/2022 DD 01/09/17	1,800,000	1,797,166	1,813,878
FEDERAL NATL MTG ASSN	2.375% 01/19/2023 DD 01/23/18	1,200,000	1,193,292	1,227,096
FHLMC POOL #1G-1744	VAR RT 08/01/2035 DD 09/01/05	129,430	129,787	135,772
FHLMC POOL #78-0605	VAR RT 06/01/2033 DD 06/01/03	268,662	268,494	281,719
FHLMC POOL #84-6183	VAR RT 01/01/2024 DD 10/01/95	6,737	6,447	6,846
FHLMC POOL #G0-8835	3.500% 08/01/2048 DD 08/01/18	454,086	450,042	468,113
FHLMC POOL #G0-8836	4.000% 08/01/2048 DD 08/01/18	680,003	694,985	708,652
FHLMC POOL #G0-8841	3.500% 09/01/2048 DD 09/01/18	5,526,636	5,477,415	5,691,330
FHLMC POOL #ZT-1545	4.000% 12/01/2048 DD 12/01/18	535,662	553,740	557,672
FHLMC POOL #ZT-1951	3.500% 05/01/2049 DD 05/01/19	1,633,608	1,666,280	1,679,218
FHLMC MULTICLASS MTG	3.389% 03/25/2024 DD 06/01/14	1,000,000	1,029,951	1,050,360
FHLMC MULTICLASS MTG 3225 HF	VAR RT 10/15/2036 DD 10/15/06	335,883	337,457	336,692
FHLMC MULTICLASS MTG 3843 FE	VAR RT 04/15/2041 DD 04/15/11	368,776	369,698	370,233
FHLMC MULTICLASS MTG 3843 FG	VAR RT 04/15/2041 DD 04/15/11	368,776	369,698	370,233
FHLMC MULTICLASS MTG 4559 AF	VAR RT 03/15/2042 DD 03/01/16	1,032,122	1,033,412	1,033,917
FHLMC MULTICLASS MTG 4736 CD	3.000% 08/15/2046 DD 11/01/17	561,561	552,875	574,955
FHLMC MULTICLASS MTG K006 AX1	VAR RT 01/25/2020 DD 04/01/10	252,781	2,480	3
FHLMC MULTICLASS MTG K007 X1	VAR RT 04/25/2020 DD 06/01/10	239,012	2,949	2
FHLMC MULTICLASS MTG K008 X1	VAR RT 06/25/2020 DD 09/01/10	419,497	8,457	407
FHLMC MULTICLASS MTG K065 A1	2.864% 10/25/2026 DD 07/01/17	656,083	669,169	674,860
FHLMC MULTICLASS MTG W5FX AFX	VAR RT 04/25/2028 DD 06/01/18	2,400,000	2,342,856	2,514,360
FNMA POOL #0072163	VAR RT 02/01/2028 DD 02/01/89	1,853	1,838	1,831
FNMA POOL #0112511	VAR RT 09/01/2020 DD 01/01/91	74	75	74
FNMA POOL #0303298	VAR RT 01/01/2025 DD 04/01/95	1,132	1,163	1,135
FNMA POOL #0323919	VAR RT 08/01/2029 DD 08/01/99	8,567	8,225	8,952
FNMA POOL #0361373	VAR RT 07/01/2026 DD 09/01/96	9,611	9,854	9,822
FNMA POOL #0BO4708	3.000% 11/01/2049 DD 11/01/19	3,987,883	4,056,113	4,046,186

FNMA POOL #0FM1796	3.500% 10/01/2034 DD 10/01/19	2,735,349	2,849,464	2,849,084
FNMA POOL #0FM1843	3.500% 11/01/2034 DD 10/01/19	2,170,301	2,262,030	2,260,542
FNMA POOL #0MA2705	3.000% 08/01/2046 DD 07/01/16		667,236	655,725
FNMA POOL #0MA3443	4.000% 07/01/2048 DD 07/01/18	4,309,902	4,484,318	4,478,592
FNMA POOL #0MA3871	3.000% 11/01/2049 DD 11/01/19	5,180,921	5,263,897	5,255,889
FNMA GTD REMIC P/T 15-79 FE	VAR RT 11/25/2045 DD 10/25/15	591,268	587,850	586,585
FNMA GTD REMIC P/T 16-11 CF	VAR RT 03/25/2046 DD 02/25/16	660,983	658,917	658,207
FNMA GTD REMIC P/T 17-M12 A1	2.815% 06/25/2027 DD 10/01/17	1,056,420	1,066,966	1,077,655
FNMA GTD REMIC P/T 17-M8 A1	2.654% 05/25/2027 DD 07/01/17	376,983	380,739	382,992
FNMA GTD REMIC P/T 18-M12 FA	VAR RT 08/25/2025 DD 09/01/18	542,200	541,308	541,430
FORD MOTOR CREDIT CO LLC	4.134% 08/04/2025 DD 08/04/15	900,000	937,629	912,663
FORD MOTOR CREDIT CO LLC	5.875% 08/02/2021 DD 08/01/11	650,000	712,992	680,505
GATX CORP	VAR RT 11/05/2021 DD 11/06/17	800,000	800,000	803,424
GENERAL ELECTRIC CO	2.700% 10/09/2022 DD 10/09/12	800,000	762,576	811,064
GENERAL ELECTRIC CO	4.650% 10/17/2021 DD 10/17/11	430,000	477,489	448,322
GENERAL MOTORS FINANCIAL CO IN	4.375% 09/25/2021 DD 09/25/14	500,000	524,475	518,090
GNMA POOL #0434797	8.500% 07/15/2030 DD 07/01/00	4,764	4,944	5,136
GNMA POOL #0434944	8.500% 11/15/2030 DD 11/01/00	2,450	2,543	2,526
GNMA POOL #0434985	8.500% 12/15/2030 DD 12/01/00	2,596	2,690	2,629
GNMA POOL #0494885	8.500% 03/15/2030 DD 03/01/00	767	795	769
GNMA POOL #0498147	8.500% 12/15/2029 DD 12/01/99	277	287	278
GNMA POOL #0511172	8.500% 01/15/2030 DD 01/01/00	489	507	492
GNMA POOL #0520979	8.500% 09/15/2030 DD 09/01/00	4,432	4,599	5,097
GNMA POOL #0521829	8.500% 05/15/2030 DD 05/01/00	3,886	4,029	4,298
GNMA POOL #0531197	8.500% 06/15/2030 DD 06/01/00	7,448	7,720	7,471
GNMA POOL #0698036	6.000% 01/15/2039 DD 01/01/09	16,628	18,117	19,035
GNMA POOL #0782190	6.000% 10/15/2037 DD 10/01/07	3,061	3,335	3,501
GNMA POOL #0782449	6.000% 09/15/2038 DD 10/01/08	24,904	27,134	28,480
GNMA II POOL #0003001	8.500% 11/20/2030 DD 11/01/00	5,014	5,179	5,810
GNMA II POOL #0008089	VAR RT 12/20/2022 DD 12/01/92	17,444	17,739	17,522
GNMA II POOL #0008913	VAR RT 07/20/2026 DD 07/01/96	8,240	8,145	8,500
GNMA II POOL #0080022	VAR RT 12/20/2026 DD 12/01/96	8,356	8,392	8,582
GNMA II POOL #0080354	VAR RT 12/20/2029 DD 12/01/99	20,091	20,558	20,738
GOLDMAN SACHS GROUP INC/THE	3.750% 05/22/2025 DD 05/22/15	200,000	201,482	212,310
GOLDMAN SACHS GROUP INC/THE	4.000% 03/03/2024 DD 03/03/14	400,000	420,300	426,256
GOLDMAN SACHS GROUP INC/THE	5.750% 01/24/2022 DD 01/24/12	2,400,000	2,722,008	2,576,448
GOLDMAN SACHS GROUP INC/THE	VAR RT 06/05/2023 DD 06/05/17	600,000	600,000	609,894
GOLDMAN SACHS GROUP INC/THE	VAR RT 06/05/2028 DD 06/05/17	100,000	96,959	106,399
HARLEY-DAVIDSON FINANCIAL 144A	VAR RT 03/02/2021 DD 11/28/18	1,000,000	1,000,000	1,005,820
HSBC HOLDINGS PLC	3.600% 05/25/2023 DD 05/25/16	900,000	915,877	938,961
HSBC HOLDINGS PLC	VAR RT 06/19/2029 DD 06/19/18	1,500,000	1,522,230	1,677,360
HYUNDAI CAPITAL AMERICA 144A	2.850% 11/01/2022 DD 10/31/19	600,000	599,934	606,690
IMPERIAL BRANDS FINANCE P 144A	3.750% 07/21/2022 DD 07/21/15	1,000,000	1,059,420	1,029,640
JACKSON NATIONAL LIFE GLO 144A	2.375% 09/15/2022 DD 07/01/19	800,000	799,672	807,416
JACKSON NATIONAL LIFE GLO 144A	VAR RT 06/11/2021 DD 06/11/18	800,000	800,000	802,968
JAPAN BANK FOR INTERNATIONAL C	2.500% 06/01/2022 DD 06/01/17	500,000	499,510	507,030
JOHN DEERE CAPITAL CORP	VAR RT 09/10/2021 DD 09/10/18	800,000	800,000	800,864
JP MORGAN MORTGAGE TRUS A2 4A1	VAR RT 05/25/2034 DD 04/01/04	28,442	28,286	28,823
JPMBB COMMERCIAL MORTG C17 ASB	3.705% 01/15/2047 DD 12/01/13	483,385	505,988	498,481

JPMBB COMMERCIAL MORTG C21 ASB	3.428% 08/15/2047 DD 07/01/14	1,059,574	1,091,358	1,086,360
JPMBB COMMERCIAL MORTG C24 ASB	3.368% 11/15/2047 DD 10/01/14	951,935	980,489	975,914
JPMDB COMMERCIAL MORTGA C4 ASB	2.994% 12/15/2049 DD 11/01/16	900,000	926,999	923,364
JPMORGAN CHASE & CO	3.200% 01/25/2023 DD 01/25/13	1,000,000	1,036,420	1,032,040
JPMORGAN CHASE & CO	3.625% 05/13/2024 DD 05/13/14	3,000,000	3,128,610	3,180,330
KANSAS ST DEV FIN AUTH REVENUE	2.927% 04/15/2021 DD 08/20/15	950,000	950,000	962,778
KINDER MORGAN ENERGY PARTNERS	3.500% 09/01/2023 DD 02/28/13	1,500,000	1,480,858	1,554,600
KINDER MORGAN ENERGY PARTNERS	4.300% 05/01/2024 DD 05/02/14	500,000	516,530	534,405
LEHMAN BRTH HLD (RICI) ESCROW	0.000% 12/28/2017 DD 12/21/07	2,000,000	1,998,520	—
LLOYDS BANKING GROUP PLC	4.050% 08/16/2023 DD 08/16/18	800,000	799,784	848,296
LLOYDS BANKING GROUP PLC	VAR RT 11/07/2023 DD 11/07/17	900,000	900,000	913,563
LOS ANGELES CA MUNI IMPT CORPL	3.432% 11/01/2021 DD 11/19/15	450,000	450,000	462,992
LOS ANGELES CNTY CA REDEV REFU	2.000% 09/01/2023 DD 08/25/16	800,000	792,424	796,128
MASTR ADJUSTABLE RATE M 15 1A1	VAR RT 12/25/2034 DD 11/01/04	9,046	9,089	9,085
MERRILL LYNCH MORTGAGE A1 2A1	VAR RT 02/25/2034 DD 02/01/04	95,774	96,171	97,025
MIAMI-DADE CNTY FL AVIATION RE	3.285% 10/01/2023 DD 08/30/18	800,000	800,000	826,024
MITSUBISHI UFJ FINANCIAL GROUP	2.623% 07/18/2022 DD 07/18/19	500,000	500,000	506,835
MORGAN STANLEY	3.875% 01/27/2026 DD 01/27/16	500,000	537,190	537,045
MORGAN STANLEY	4.000% 07/23/2025 DD 07/23/15	2,000,000	2,131,000	2,164,120
MORGAN STANLEY BANK OF C13 ASB	3.557% 11/15/2046 DD 12/01/13	410,997	427,006	420,693
MORGAN STANLEY BANK OF C16 A4	3.600% 06/15/2047 DD 06/01/14	900,000	957,516	939,024
MORGAN STANLEY CAPITAL HR2 ASB	3.509% 12/15/2050 DD 12/01/17	700,000	720,984	733,257
MOTEL 6 TRUST 2017 MTL6 A 144A	VAR RT 08/15/2034 DD 09/11/17	548,327	548,331	548,245
NAVIENT STUDENT LOA 3A A1 144A	VAR RT 07/26/2066 DD 04/20/17	24,865	24,865	24,863
NAVIENT STUDENT LOA 4A A1 144A	VAR RT 06/27/2067 DD 09/20/18	322,065	322,065	321,350
NAVIENT STUDENT LOAN 5A A 144A	VAR RT 06/25/2065 DD 08/11/16	496,913	496,913	501,733
NEW YORK CITY NY TRANSITIONAL	3.480% 08/01/2026 DD 09/25/18	1,000,000	1,000,000	1,068,730
NEW YORK ST URBAN DEV CORP REV	2.100% 03/15/2022 DD 03/23/17	1,250,000	1,249,413	1,252,725
NEW YORK ST URBAN DEV CORP SAL	2.150% 03/15/2025 DD 10/30/19	700,000	693,924	698,698
NISSAN MOTOR ACCEPTANCE C 144A	3.650% 09/21/2021 DD 09/21/18	200,000	205,628	204,168
NISSAN MOTOR ACCEPTANCE C 144A	VAR RT 01/13/2022 DD 01/13/17	600,000	599,490	602,922
PENSKE TRUCK LEASING CO L 144A	3.050% 01/09/2020 DD 12/11/14	800,000	822,952	800,104
PETROBRAS GLOBAL FINANCE BV	6.250% 03/17/2024 DD 03/17/14	200,000	200,980	224,210
PIONEER NATURAL RESOURCES CO	7.500% 01/15/2020 DD 11/13/09	850,000	1,041,905	851,411
PROTECTIVE LIFE GLOBAL FU 144A	2.161% 09/25/2020 DD 09/27/17	900,000	900,000	901,332
PUBLIC SERVICE ELECTRIC & GAS	1.900% 03/15/2021 DD 03/03/16	460,000	464,951	461,651
QUALCOMM INC	3.000% 05/20/2022 DD 05/20/15	400,000	399,848	410,108
QVC INC	4.850% 04/01/2024 DD 03/18/14	900,000	922,158	943,200
REILLY MTG ASSOC 91ST FHA PROJ	VAR RT 02/01/2023 DD 11/04/99	6,020	6,171	6,048
REYNOLDS AMERICAN INC	6.875% 05/01/2020 DD 11/01/15	700,000	751,531	711,186
ROYAL BANK OF SCOTLAND GROUP P	3.875% 09/12/2023 DD 09/12/16	1,100,000	1,100,437	1,152,833
RYDER SYSTEM INC	2.875% 06/01/2022 DD 05/22/19	700,000	699,594	710,773
SABINE PASS LIQUEFACTION LLC	5.750% 05/15/2024 DD 11/15/14	1,000,000	1,117,630	1,115,700
SAN JOSE CA REDEV AGY SUCCESSO	3.125% 08/01/2028 DD 12/21/17	800,000	754,056	829,032
SANTANDER UK GROUP HOLDINGS PL	3.125% 01/08/2021 DD 01/08/16	1,150,000	1,165,658	1,159,833
SANTANDER UK PLC	VAR RT 11/15/2021 DD 11/15/18	400,000	400,000	401,948
SBA TOWER TRUST 144A	2.836% 01/15/2050 DD 09/13/19	800,000	800,000	808,152
SLC STUDENT LOAN TRUST 20 1 A3	VAR RT 02/15/2025 DD 06/15/05	54,949	54,888	54,919
SLC STUDENT LOAN TRUST 20 2 A3	VAR RT 03/15/2027 DD 09/28/05	206,460	206,009	205,688

SLC STUDENT LOAN TRUST 20 2 A5	VAR RT 09/15/2026 DD 09/19/06	502,056	497,834	500,715
SLM STUDENT LOAN T 10 A7B 144A	VAR RT 10/25/2029 DD 04/25/18	600,000	600,000	596,832
SLM STUDENT LOAN T 3A A6B 144A	VAR RT 10/25/2064 DD 04/25/14	1,000,000	988,125	982,480
SLM STUDENT LOAN TRUST 20 1 A5	VAR RT 01/26/2026 DD 01/25/07	177,888	177,332	177,330
SLM STUDENT LOAN TRUST 20 3 A5	VAR RT 10/25/2024 DD 04/13/05	50,758	50,321	50,720
SLM STUDENT LOAN TRUST 20 4 A3	VAR RT 01/25/2027 DD 05/19/05	262,857	261,460	260,725
SLM STUDENT LOAN TRUST 20 8 A5	VAR RT 01/27/2025 DD 09/14/06	597,574	595,520	596,044
SMBC AVIATION CAPITAL FIN 144A	3.550% 04/15/2024 DD 04/15/19	900,000	901,386	934,911
SMBC AVIATION CAPITAL FIN 144A	4.125% 07/15/2023 DD 07/30/18	500,000	498,965	526,145
SOUTHERN POWER CO 144A	VAR RT 12/20/2020 DD 11/20/17	800,000	800,000	800,192
STRYKER CORP	3.500% 03/15/2026 DD 03/10/16	800,000	764,936	851,600
SUMITOMO MITSUI FINANCIAL GROU	2.448% 09/27/2024 DD 09/27/19	500,000	500,000	501,280
TECH DATA CORP	3.700% 02/15/2022 DD 01/31/17	400,000	400,804	408,888
THORNBURG MORTGAGE SECUR 4 2A1	VAR RT 09/25/2037 DD 08/01/07	54,602	54,580	54,649
TOYOTA AUTO LOAN EXT 1A A 144A	2.560% 11/25/2031 DD 06/19/19	1,000,000	999,665	1,015,380
U S TREASURY BOND	2.875% 05/15/2049 DD 05/15/19	1,100,000	1,233,227	1,215,720
U S TREASURY NOTE	1.500% 08/15/2026 DD 08/15/16	100,000	97,093	98,066
U S TREASURY NOTE	1.500% 11/30/2024 DD 11/30/19	9,100,000	9,047,746	9,026,381
U S TREASURY NOTE	1.625% 08/15/2029 DD 08/15/19	7,100,000	7,101,121	6,922,216
U S TREASURY NOTE	1.750% 11/15/2029 DD 11/15/19	3,800,000	3,817,070	3,745,660
U S TREASURY NOTE	1.875% 07/31/2022 DD 07/31/17	5,700,000	5,712,246	5,740,299
U S TREASURY NOTE	1.875% 08/31/2024 DD 08/31/17	590,000	595,824	595,092
U S TREASURY NOTE	2.000% 04/30/2024 DD 04/30/17	4,100,000	4,063,164	4,156,211
U S TREASURY NOTE	2.125% 03/31/2024 DD 03/31/17	1,800,000	1,787,133	1,833,462
U S TREASURY NOTE	2.125% 07/31/2024 DD 07/31/17	900,000	915,551	917,505
U S TREASURY NOTE	2.250% 02/15/2027 DD 02/15/17	3,100,000	3,088,293	3,187,079
U S TREASURY NOTE	2.250% 04/30/2024 DD 04/30/19	1,300,000	1,298,119	1,331,278
U S TREASURY NOTE	2.250% 11/15/2024 DD 11/15/14	480,000	493,264	492,581
U S TREASURY NOTE	2.375% 05/15/2029 DD 05/15/19	500,000	515,775	520,060
U S TREASURY NOTE	2.625% 12/31/2025 DD 12/31/18	800,000	799,938	839,032
U S TREASURY NOTE	2.750% 08/31/2023 DD 08/31/18	3,000,000	2,975,508	3,117,420
U S TREASURY NOTE	3.125% 11/15/2028 DD 11/15/18	5,400,000	5,625,770	5,941,458
UBS COMMERCIAL MORTGAGE C4 ASB	3.366% 10/15/2050 DD 10/01/17	500,000	514,982	518,830
UBS COMMERCIAL MORTGAGE C7 ASB	3.586% 12/15/2050 DD 12/01/17	800,000	823,995	841,768
UBS GROUP AG 144A	VAR RT 08/15/2023 DD 08/15/17	1,600,000	1,600,000	1,625,664
UBS-BARCLAYS COMMERCIAL C5 AAB	2.687% 03/10/2046 DD 02/01/13	318,326	316,785	320,125
UNITED STATES INTERNATIONAL DE	3.790% 06/15/2034 DD 03/17/14	994,641	995,107	1,098,372
UNIV OF CALIFORNIA CA REVENUES	2.719% 05/15/2024 DD 09/28/17	700,000	700,000	715,638
UTAH ST	3.539% 07/01/2025 DD 09/30/10	1,350,000	1,450,802	1,417,662
VERIZON COMMUNICATIONS INC	3.376% 02/15/2025 DD 08/16/17	2,089,000	2,067,187	2,212,899
WALGREENS BOOTS ALLIANCE INC	3.800% 11/18/2024 DD 11/18/14	700,000	737,863	729,680
WELLS FARGO & CO	3.300% 09/09/2024 DD 09/09/14	2,500,000	2,488,775	2,620,075
WELLS FARGO & CO	VAR RT 06/17/2027 DD 06/17/19	1,600,000	1,656,176	1,660,256
WELLS FARGO COMMERCIAL C30 ASB	3.412% 09/15/2058 DD 08/01/15	800,000	856,438	826,616
WELLS FARGO COMMERCIAL C35 ASB	2.788% 07/15/2048 DD 07/01/16	600,000	617,980	610,638
WESTJET AIRLINES LTD 144A	3.500% 06/16/2021 DD 06/16/16	1,000,000	1,025,000	1,015,730
WISCONSIN ELECTRIC POWER CO	2.050% 12/15/2024 DD 12/10/19	900,000	899,829	899,595
WISCONSIN ST GEN FUND ANNUAL A	1.899% 05/01/2022 DD 08/16/16	800,000	800,000	803,072
ZIMMER BIOMET HOLDINGS INC	3.550% 04/01/2025 DD 03/19/15	800,000	826,712	843,688

COMMIT TO PUR FNMA SF MTG	2.500% 01/01/2050 DD 01/01/20	—	781	781
COMMIT TO PUR FNMA SF MTG	2.500% 02/01/2050 DD 02/01/20	800,000	(789,063)	(789,063)
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2035 DD 01/01/20	275,000	(273,853)	(273,853)
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2050 DD 01/01/20	—	14,082	14,082
COMMIT TO PUR FNMA SF MTG	3.000% 02/01/2035 DD 02/01/20	3,925,000	(4,016,379)	(4,016,379)
COMMIT TO PUR FNMA SF MTG	3.000% 02/01/2050 DD 02/01/20	1,000,000	(1,013,125)	(1,013,125)
COMMIT TO PUR GNMA II JUMBOS	4.000% 01/20/2050 DD 01/01/20	5,000,000	(5,188,859)	(5,188,859)
COMMIT TO PUR GNMA II JUMBOS	4.000% 02/20/2050 DD 02/01/20	200,000	(207,172)	(207,172)
FHLMC POOL #1G-1744	VAR RT 08/01/2035 DD 09/01/05	(8,756)	8,756	8,756
FHLMC POOL #78-0605	VAR RT 06/01/2033 DD 06/01/03	(1,370)	1,370	1,370
FHLMC POOL #84-6183	VAR RT 01/01/2024 DD 10/01/95	(162)	162	162
FHLMC MULTICLASS MTG 4559 AF	VAR RT 03/15/2042 DD 03/01/16	(10,951)	10,951	10,951
US 5YR NOTE FUTURE (CBT)	EXP MAR 20	75	—	(32,801)
INTEREST BEARING CASH	TEMPORARY INVESTMENTS		7,135,083	7,135,796
TOTAL UNDERLYING ASSETS			$236,690,281	$235,965,350

Pacific Life Ins G-27523.01.001 - 51.0% of MARKET VALUE				$120,436,715
IGT INVESCO SHORT-TERM BOND FUND				126,434,491
FAIR VALUE Pacific Life Ins - G-27523.01.0001				246,871,205
Pacific Life Ins G-27523.01.001 - ADJUSTMENT FROM MARKET TO CONTRACT VALUE				(6,464,742)
Pacific Life Ins G-27523.01.001 - CONTRACT VALUE				$240,406,463

Voya Retirement & Annuity 60031 - 49.0% of MARKET VALUE				$115,528,635
IGT INVESCO SHORT-TERM BOND FUND				296,912,753
FAIR VALUE Voya Retirement & Annuity 60031				412,441,388
Voya Retirement & Annuity 60031 - ADJUSTMENT FROM MARKET TO CONTRACT VALUE				(3,163,192)
Voya Retirement & Annuity 60031 - CONTRACT VALUE				$409,278,196

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX B - UNDERLYING ASSETS FOR VOYA RETIREMENT & ANNUITY 60090
December 31, 2019

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	AMERIQUEST MORTGAGE SEC AR2 M1	VAR RT 05/25/2033 DD 05/14/03	3,704	$3,703	$3,699
	ASSET BACKED SECURITIES HE3 M1	VAR RT 06/15/2033 DD 06/03/03	7,985	7,977	7,988
	ASSET BACKED SECURITIES HE4 M2	VAR RT 08/15/2033 DD 08/06/03	3,654	3,654	3,650
	CDC MORTGAGE CAPITAL TR HE1 M1	VAR RT 08/25/2033 DD 03/28/03	2,687	2,670	2,689
	CDC MORTGAGE CAPITAL TR HE2 M1	VAR RT 10/25/2033 DD 05/29/03	2,586	2,587	2,583
	CDC MORTGAGE CAPITAL TR HE3 M1	VAR RT 03/25/2033 DD 11/27/02	1,556	1,558	1,569
	COUNTRYWIDE ASSET-BACKED 5 MV1	VAR RT 03/25/2033 DD 12/30/02	1,459	1,478	1,462
	DREYFUS GOVT CAS MGMT INST 289	VAR RT 12/31/2075 DD 06/03/97	89,562	89,562	89,562
	GNMA II POOL #0891616	VAR RT 06/20/2058 DD 07/01/08	257,158	262,210	261,157
	GS MORTGAGE SECURITIE GCJ7 AAB	2.935% 05/10/2045 DD 06/01/12	294,068	302,587	294,570
	GSAMP TRUST 2002-HE HE M1	VAR RT 11/20/2032 DD 11/27/02	370	376	372
	HOME EQUITY ASSET TRUST 2 4 M1	VAR RT 10/25/2033 DD 06/27/03	10,938	10,938	10,885
	HOME EQUITY ASSET TRUST 2 5 M1	VAR RT 12/25/2033 DD 08/28/03	1,019	1,019	1,024
	LONG BEACH MORTGAGE LOAN 3 M1	VAR RT 07/25/2033 DD 06/05/03	30,538	30,538	30,577
	MORGAN STANLEY ABS CAPI NC7 M1	VAR RT 06/25/2033 DD 07/30/03	2,456	2,456	2,468
	MORGAN STANLEY BANK OF C24 A1	1.706% 05/15/2048 DD 08/01/15	102,381	102,861	102,137
	U S TREASURY NOTE	1.500% 10/31/2021 DD 10/31/19	1,000,000	998,164	998,630
	INTEREST BEARING CASH	TEMPORARY INVESTMENTS		3,971	3,971
	TOTAL UNDERLYING ASSETS			$1,828,309	1,818,993
	ADJUSTMENT FROM MARKET TO CONTRACT VALUE				(13,275)
	CONTRACT VALUE				$1,805,718

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX C - UNDERLYING ASSETS FOR TRANSAMERICA MDA01078TR
December 31, 2019

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	ABBVIE INC 144A	2.950% 11/21/2026 DD 11/21/19	710,000	$709,154	$722,890
	AETNA INC	2.800% 06/15/2023 DD 06/09/16	110,000	111,114	111,788
	AETNA INC	3.500% 11/15/2024 DD 11/10/14	755,000	786,247	790,432
	AIR LEASE CORP	2.250% 01/15/2023 DD 09/16/19	570,000	565,930	570,536
	ALLERGAN FUNDING SCS	3.450% 03/15/2022 DD 03/12/15	1,640,000	1,677,113	1,677,671
	ALLERGAN FUNDING SCS	3.800% 03/15/2025 DD 03/12/15	575,000	605,009	604,273
	ALLERGAN SALES LLC 144A	5.000% 12/15/2021 DD 12/10/13	325,000	351,878	339,927
	ALTRIA GROUP INC	3.490% 02/14/2022 DD 02/14/19	500,000	499,970	514,615
	AMEREN CORP	2.500% 09/15/2024 DD 09/16/19	610,000	609,799	612,721
	AMERICA MOVIL SAB DE CV	3.125% 07/16/2022 DD 07/16/12	245,000	245,123	250,640
	AMERICA MOVIL SAB DE CV	5.000% 03/30/2020 DD 03/30/10	192,000	195,579	193,179
	AMERICAN EXPRESS CO	2.750% 05/20/2022 DD 05/20/19	840,000	838,992	855,397
	AMERICAN EXPRESS CO	3.375% 05/17/2021 DD 05/17/18	185,000	187,235	188,537
	AMERICAN EXPRESS CO	3.700% 08/03/2023 DD 08/03/18	390,000	410,202	410,046
	ANTHEM INC	2.375% 01/15/2025 DD 09/09/19	495,000	494,564	494,421
	AON CORP	2.200% 11/15/2022 DD 11/15/19	760,000	759,848	763,580
	AON PLC	4.000% 11/27/2023 DD 11/26/13	375,000	397,361	397,136
	AT&T INC 144A	0.000% 11/27/2022 DD 11/27/07	3,000,000	2,479,150	2,805,120
	BAKER HUGHES A GE CO LLC / BAK	2.773% 12/15/2022 DD 12/11/17	435,000	442,530	443,735
	BANK OF AMERICA CORP	VAR RT 03/05/2024 DD 03/05/18	505,000	506,394	524,119
	BANK OF AMERICA CORP	VAR RT 07/21/2021 DD 07/21/17	720,000	721,174	721,483
	BANK OF AMERICA CORP	VAR RT 10/01/2021 DD 09/18/17	1,565,000	1,551,210	1,569,460
	BANK OF MONTREAL	2.900% 03/26/2022 DD 03/26/19	580,000	578,527	591,356
	BAT INTERNATIONAL FINANCE 144A	3.950% 06/15/2025 DD 06/15/15	1,000,000	1,035,280	1,057,900
	BAYER US FINANCE II LLC 144A	3.375% 07/15/2024 DD 07/15/18	295,000	287,947	304,493
	BAYER US FINANCE II LLC 144A	3.875% 12/15/2023 DD 06/25/18	1,375,000	1,370,518	1,443,448
	BBVA USA	3.500% 06/11/2021 DD 06/11/18	355,000	361,901	361,156
	BERKSHIRE HATHAWAY ENERGY CO	2.375% 01/15/2021 DD 01/05/18	1,245,000	1,244,278	1,251,661
	BERKSHIRE HATHAWAY INC	2.200% 03/15/2021 DD 03/15/16	200,000	204,749	200,774
	BOEING CO/THE	2.700% 05/01/2022 DD 05/02/19	380,000	379,327	385,962
	BOSTON SCIENTIFIC CORP	3.375% 05/15/2022 DD 05/12/15	420,000	425,926	433,759
	BOSTON SCIENTIFIC CORP	3.450% 03/01/2024 DD 02/25/19	370,000	369,778	387,150
	BP CAPITAL MARKETS AMERICA INC	4.500% 10/01/2020 DD 10/01/18	115,000	117,141	117,154
	BROADCOM INC 144A	3.125% 04/15/2021 DD 04/05/19	305,000	304,640	308,703
	CANADIAN NATURAL RESOURCES LTD	2.950% 01/15/2023 DD 05/30/17	425,000	424,375	433,568
	CANADIAN PACIFIC RR CO	2.900% 02/01/2025 DD 02/02/15	500,000	513,400	513,565
	CAPITAL ONE NA	2.650% 08/08/2022 DD 08/08/17	140,000	133,510	142,111
	CATERPILLAR FINANCIAL SERVICES	1.900% 09/06/2022 DD 09/06/19	935,000	933,700	936,889
	CATERPILLAR FINANCIAL SERVICES	2.950% 02/26/2022 DD 02/26/19	240,000	244,754	245,472
	CENTERPOINT ENERGY INC	2.500% 09/01/2024 DD 08/14/19	225,000	224,618	225,324
	CENTERPOINT ENERGY INC	3.600% 11/01/2021 DD 10/05/18	935,000	934,729	959,497
	CF INDUSTRIES INC 144A	3.400% 12/01/2021 DD 11/21/16	170,000	174,724	174,342

CIGNA CORP	3.400% 09/17/2021 DD 03/17/19	1,940,000	1,940,000	1,985,900
CITIBANK NA	VAR RT 02/19/2022 DD 02/19/19	1,400,000	1,400,496	1,417,738
COCA-COLA FEMSA SAB DE CV	3.875% 11/26/2023 DD 11/26/13	335,000	357,767	353,954
COMCAST CORP	3.700% 04/15/2024 DD 10/05/18	385,000	388,490	410,637
COMMONSPIRIT HEALTH	2.760% 10/01/2024 DD 08/21/19	180,000	180,000	181,667
COMMONSPIRIT HEALTH	2.950% 11/01/2022 DD 10/31/12	370,000	375,550	377,004
CONSTELLATION BRANDS INC	2.650% 11/07/2022 DD 11/07/17	480,000	460,032	486,758
CONSTELLATION BRANDS INC	4.750% 12/01/2025 DD 12/04/15	165,000	167,975	183,897
CONTINENTAL RESOURCES INC/OK	3.800% 06/01/2024 DD 05/19/14	310,000	315,937	320,630
CONTINENTAL RESOURCES INC/OK	4.500% 04/15/2023 DD 04/05/13	1,025,000	1,076,465	1,070,971
COOPERATIEVE RABOBANK UA	3.950% 11/09/2022 DD 11/09/12	125,000	125,771	130,701
COOPERATIEVE RABOBANK UA/NY	2.750% 01/10/2023 DD 01/10/18	145,000	147,849	147,845
CREDIT SUISSE AG/NEW YORK NY	2.100% 11/12/2021 DD 11/12/19	1,075,000	1,074,871	1,080,085
CVS HEALTH CORP	4.100% 03/25/2025 DD 03/09/18	430,000	457,236	461,674
DAIMLER FINANCE NORTH AME 144A	2.300% 01/06/2020 DD 01/06/17	420,000	419,807	419,992
DELL INTERNATIONAL LLC / 144A	4.000% 07/15/2024 DD 03/20/19	730,000	726,781	764,836
DIAMONDBACK ENERGY INC	2.875% 12/01/2024 DD 12/05/19	520,000	519,787	526,074
DOMINION ENERGY INC	3.900% 10/01/2025 DD 09/24/15	95,000	100,926	102,073
DOMINION ENERGY INC	STEP 08/15/2024 DD 05/15/2019	890,000	911,298	916,851
DTE ENERGY CO	2.250% 11/01/2022 DD 11/05/19	400,000	399,404	399,968
DTE ENERGY CO	3.500% 06/01/2024 DD 05/13/14	50,000	51,924	52,208
DTE ENERGY CO	VAR RT 10/01/2024 DD 07/01/19	965,000	964,682	969,709
EASTMAN CHEMICAL CO	3.500% 12/01/2021 DD 11/06/18	470,000	468,717	482,145
ENERGY TRANSFER PARTNERS LP /	4.500% 11/01/2023 DD 11/01/13	260,000	257,876	275,486
ENERGY TRANSFER PARTNERS LP /	5.750% 09/01/2020 DD 09/11/13	425,000	463,815	430,997
EVERSOURCE ENERGY	2.800% 05/01/2023 DD 05/13/13	650,000	660,758	659,776
EXELON CORP	2.450% 04/15/2021 DD 04/07/16	905,000	916,032	909,109
FIRSTENERGY CORP	4.250% 03/15/2023 DD 03/05/13	140,000	147,276	147,603
FOMENTO ECONOMICO MEXICANO SAB	2.875% 05/10/2023 DD 05/10/13	230,000	223,956	232,107
FORD MOTOR CREDIT CO LLC	3.664% 09/08/2024 DD 09/08/14	225,000	220,568	226,235
FORD MOTOR CREDIT CO LLC	3.813% 10/12/2021 DD 08/09/18	500,000	500,000	509,270
GENERAL MOTORS FINANCIAL CO IN	3.950% 04/13/2024 DD 04/13/17	390,000	399,064	407,729
GLAXOSMITHKLINE CAPITAL PLC	2.850% 05/08/2022 DD 05/09/12	680,000	681,346	694,987
GLAXOSMITHKLINE CAPITAL PLC	2.875% 06/01/2022 DD 03/25/19	1,455,000	1,453,865	1,486,763
GOLDMAN SACHS GROUP INC/THE	VAR RT 07/24/2023 DD 07/24/17	680,000	676,151	692,274
HSBC HOLDINGS PLC	VAR RT 03/11/2025 DD 03/11/19	395,000	413,008	414,675
HSBC HOLDINGS PLC	VAR RT 03/13/2023 DD 03/13/17	875,000	875,000	895,003
INTERNATIONAL BUSINESS MACHINE	2.850% 05/13/2022 DD 05/15/19	1,325,000	1,325,705	1,354,972
INTERNATIONAL FLAVORS & FRAGRA	3.400% 09/25/2020 DD 09/26/18	80,000	79,974	80,685
ITC HOLDINGS CORP	3.650% 06/15/2024 DD 06/04/14	265,000	277,842	277,466
ITC HOLDINGS CORP	4.050% 07/01/2023 DD 07/03/13	150,000	157,518	157,485
JPMORGAN CHASE BANK NA	VAR RT 02/01/2021 DD 02/01/18	380,000	379,213	380,201
JPMORGAN CHASE BANK NA	VAR RT 04/26/2021 DD 04/26/18	1,630,000	1,628,750	1,635,591
KEURIG DR PEPPER INC	4.057% 05/25/2023 DD 05/25/19	1,000,000	1,000,000	1,054,700
KLA CORP	4.650% 11/01/2024 DD 11/06/14	340,000	372,664	373,201
KREDITANSTALT FUER WIEDERAUFBA	1.625% 05/29/2020 DD 05/31/17	2,145,000	2,141,761	2,144,550

LABORATORY CORP OF AMERICA HOL	2.300% 12/01/2024 DD 11/25/19	315,000	314,272	313,781
LINCOLN NATIONAL CORP	4.000% 09/01/2023 DD 08/16/13	1,000,000	1,034,310	1,064,810
LLOYDS BANK PLC	2.250% 08/14/2022 DD 08/14/19	345,000	343,886	346,711
MARSH & MCLENNAN COS INC	2.750% 01/30/2022 DD 01/12/17	800,000	798,904	812,824
MARSH & MCLENNAN COS INC	3.500% 06/03/2024 DD 05/30/14	300,000	314,916	315,165
MITSUBISHI UFJ FINANCIAL GROUP	2.623% 07/18/2022 DD 07/18/19	420,000	420,000	425,741
MITSUBISHI UFJ FINANCIAL GROUP	3.455% 03/02/2023 DD 03/02/18	265,000	265,000	274,267
MIZUHO FINANCIAL GROUP INC	VAR RT 09/13/2025 DD 09/13/19	365,000	363,679	365,106
MONDELEZ INTERNATIONAL HO 144A	2.125% 09/19/2022 DD 09/19/19	560,000	559,854	560,118
MONONGAHELA POWER CO 144A	4.100% 04/15/2024 DD 11/27/13	1,120,000	1,171,141	1,199,979
MYLAN INC	4.200% 11/29/2023 DD 11/29/13	365,000	379,063	386,499
NATIONAL RURAL UTILITIES COOPE	2.300% 09/15/2022 DD 08/30/17	450,000	451,548	454,064
NCUA GUARANTEED NOTES	3.450% 06/12/2021 DD 06/16/11	885,000	947,879	904,669
NEWMONT CORP	3.625% 06/09/2021 DD 06/09/19	960,000	980,659	978,490
NEXTERA ENERGY CAPITAL HOLDING	2.900% 04/01/2022 DD 04/04/19	170,000	169,840	173,504
NEXTERA ENERGY CAPITAL HOLDING	3.300% 08/15/2022 DD 03/06/19	1,365,000	1,406,596	1,409,854
NISOURCE INC	3.650% 06/15/2023 DD 12/15/18	365,000	363,414	380,228
NISOURCE INC	3.850% 02/15/2023 DD 06/14/12	350,000	365,589	364,812
NISSAN MOTOR ACCEPTANCE C 144A	2.150% 09/28/2020 DD 09/28/17	945,000	944,206	943,138
NORTHROP GRUMMAN CORP	2.930% 01/15/2025 DD 10/13/17	526,000	541,549	542,411
PANASONIC CORP 144A	2.536% 07/19/2022 DD 07/19/19	330,000	330,000	332,868
PANASONIC CORP 144A	2.679% 07/19/2024 DD 07/19/19	425,000	425,000	432,013
PAYPAL HOLDINGS INC	2.200% 09/26/2022 DD 09/26/19	760,000	759,035	764,324
PNC BANK NA	2.300% 06/01/2020 DD 06/01/15	145,000	143,041	145,189
PRIVATE EXPORT FUNDING CORP	1.750% 11/15/2024 DD 11/07/19	1,495,000	1,493,012	1,484,535
PROCTER & GAMBLE - ESOP	9.360% 01/01/2021 DD 12/04/90	19,161	62,370	53,521
PUBLIC SERVICE ENTERPRISE GROU	2.650% 11/15/2022 DD 11/06/17	1,060,000	1,058,654	1,075,995
RECKITT BENCKISER TREASUR 144A	2.375% 06/24/2022 DD 06/26/17	735,000	736,359	740,468
REGIONS BANK/BIRMINGHAM AL	VAR RT 08/13/2021 DD 08/13/18	760,000	764,393	765,875
REPUBLIC SERVICES INC	4.750% 05/15/2023 DD 05/09/11	570,000	615,982	613,844
ROCKWELL COLLINS INC	2.800% 03/15/2022 DD 04/10/17	520,000	503,708	529,157
ROCKWELL COLLINS INC	3.700% 12/15/2023 DD 12/16/13	600,000	627,156	632,574
ROPER TECHNOLOGIES INC	2.350% 09/15/2024 DD 08/26/19	580,000	578,927	583,329
ROPER TECHNOLOGIES INC	3.650% 09/15/2023 DD 08/28/18	350,000	368,004	367,542
SAN DIEGO GAS & ELECTRIC CO	1.914% 02/01/2022 DD 03/12/15	203,574	203,574	202,864
SCANA CORP	4.750% 05/15/2021 DD 05/12/11	160,000	162,622	163,598
SEMPRA ENERGY	2.400% 02/01/2020 DD 01/12/18	490,000	489,334	490,034
SHELL INTERNATIONAL FINANCE BV	3.250% 05/11/2025 DD 05/11/15	320,000	336,858	339,194
SKY LTD 144A	3.750% 09/16/2024 DD 09/16/14	305,000	324,938	326,725
SOUTHERN CALIFORNIA EDISON CO	1.845% 02/01/2022 DD 01/16/15	248,214	248,214	245,198
SOUTHERN CALIFORNIA GAS CO	3.200% 06/15/2025 DD 06/18/15	345,000	348,616	360,118
SOUTHERN CO/THE	2.350% 07/01/2021 DD 05/24/16	605,000	604,177	608,061
SOUTHWESTERN PUBLIC SERVICE CO	3.300% 06/15/2024 DD 06/09/14	300,000	312,468	312,252
SUMITOMO MITSUI FINANCIAL GROU	2.696% 07/16/2024 DD 07/16/19	635,000	635,000	644,131
SUMITOMO MITSUI FINANCIAL GROU	3.748% 07/19/2023 DD 07/19/18	335,000	335,000	351,472
SUNOCO LOGISTICS PARTNERS OPER	5.950% 12/01/2025 DD 11/17/15	665,000	758,632	758,778
SYNCHRONY FINANCIAL	2.850% 07/25/2022 DD 07/25/19	85,000	84,946	86,051

TAKEDA PHARMACEUTICAL CO 144A	2.450% 01/18/2022 DD 07/18/17	195,000	195,341	196,113
TAKEDA PHARMACEUTICAL CO LTD	4.400% 11/26/2023 DD 11/26/19	995,000	1,078,451	1,068,550
TENNESSEE GAS PIPELINE CO LLC	7.000% 03/15/2027 DD 03/13/97	135,000	155,621	168,163
TIME WARNER ENTERTAINMENT CO	8.375% 03/15/2023 DD 09/15/93	80,000	90,834	94,430
TRANS-ALLEGHENY INTERSTAT 144A	3.850% 06/01/2025 DD 12/11/14	335,000	343,208	355,512
TRUIST BANK	2.150% 12/06/2024 DD 12/06/19	475,000	474,193	474,250
TRUIST BANK	VAR RT 01/29/2021 DD 02/02/18	930,000	925,201	932,037
TRUIST BANK	VAR RT 08/02/2022 DD 07/26/18	545,000	545,000	557,415
TRUIST FINANCIAL CORP	2.200% 03/16/2023 DD 09/16/19	320,000	319,763	322,125
U S TREASURY NOTE	1.125% 08/31/2021 DD 08/31/16	2,775,000	2,641,578	2,753,660
U S TREASURY NOTE	1.375% 10/15/2022 DD 10/15/19	7,500,000	—	(12,282)
U S TREASURY NOTE	1.500% 08/31/2021 DD 08/31/19	3,235,000	3,235,000	3,229,953
U S TREASURY NOTE	1.500% 09/30/2024 DD 09/30/19	4,700,000	4,651,164	4,660,896
U S TREASURY NOTE	1.500% 11/30/2021 DD 11/30/19	4,090,000	4,081,830	4,084,560
U S TREASURY NOTE	1.500% 11/30/2024 DD 11/30/19	2,405,000	2,382,929	2,385,544
U S TREASURY NOTE	1.625% 11/30/2026 DD 11/30/19	(420,000)	414,438	415,054
U S TREASURY NOTE	1.625% 12/15/2022 DD 12/15/19	1,015,000	1,014,561	1,015,995
U S TREASURY NOTE	1.750% 05/15/2022 DD 05/15/12	1,485,000	1,426,311	1,490,450
U S TREASURY NOTE	1.750% 05/15/2023 DD 05/15/13	1,780,000	1,726,595	1,786,889
U S TREASURY NOTE	1.750% 05/31/2022 DD 05/31/17	5,960,000	5,804,850	5,983,304
U S TREASURY NOTE	1.750% 06/30/2024 DD 06/30/19	12,005,000	7,217,036	7,206,782
U S TREASURY NOTE	1.750% 12/31/2024 DD 12/31/19	190,000	190,497	190,600
U S TREASURY NOTE	1.750% 12/31/2026 DD 12/31/19	830,000	—	267
U S TREASURY NOTE	1.875% 04/30/2022 DD 04/30/17	4,165,000	4,057,452	4,191,989
U S TREASURY NOTE	1.875% 10/31/2022 DD 10/31/15	3,000,000	2,873,133	3,022,380
U S TREASURY NOTE	1.875% 12/15/2020 DD 12/15/17	(1,200,000)	1,202,859	1,204,027
U S TREASURY NOTE	2.000% 01/15/2021 DD 01/15/18	(685,000)	6,672,019	6,754,768
U S TREASURY NOTE	2.000% 11/30/2022 DD 11/30/15	2,760,000	2,738,624	2,791,160
U S TREASURY NOTE	2.125% 03/31/2024 DD 03/31/17	5,015,000	5,172,306	5,108,229
U S TREASURY NOTE	2.125% 05/15/2022 DD 05/15/19	3,110,000	3,156,407	3,148,377
U S TREASURY NOTE	2.125% 11/30/2024 DD 11/30/17	1,080,000	1,101,481	1,102,064
U S TREASURY NOTE	2.250% 04/15/2022 DD 04/15/19	11,885,000	12,112,730	12,059,591
U S TREASURY NOTE	2.250% 11/15/2024 DD 11/15/14	600,000	573,906	615,726
U S TREASURY NOTE	2.375% 04/15/2021 DD 04/15/18	8,595,000	8,529,028	8,677,942
U S TREASURY NOTE	2.500% 01/15/2022 DD 01/15/19	3,680,000	3,750,006	3,746,571
U S TREASURY NOTE	2.500% 01/31/2024 DD 01/31/19	490,000	507,992	506,136
U S TREASURY NOTE	2.500% 02/15/2022 DD 02/15/19	295,000	295,189	300,599
U S TREASURY NOTE	2.625% 02/28/2023 DD 02/28/18	1,830,000	1,835,719	1,886,620
U S TREASURY NOTE	2.625% 07/15/2021 DD 07/15/18	6,220,000	6,243,767	6,316,721
U S TREASURY NOTE	2.750% 04/30/2023 DD 04/30/18	7,625,000	7,813,238	7,901,101
U S TREASURY NOTE	2.750% 05/31/2023 DD 05/31/18	8,735,000	9,084,603	9,057,147
U S TREASURY NOTE	2.750% 07/31/2023 DD 07/31/18	8,325,000	8,340,351	8,645,013
U S TREASURY NOTE	2.750% 08/15/2021 DD 08/15/18	7,475,000	7,498,533	7,611,344
U S TREASURY NOTE	2.750% 08/31/2023 DD 08/31/18	2,020,000	2,102,694	2,099,063
U S TREASURY NOTE	2.875% 05/31/2025 DD 05/31/18	1,935,000	1,991,765	2,049,668
U S TREASURY NOTE	2.875% 07/31/2025 DD 07/31/18	1,345,000	1,440,358	1,426,278
U S TREASURY NOTE	2.875% 09/30/2023 DD 09/30/18	6,265,000	6,251,942	6,543,229
U S TREASURY NOTE	2.875% 10/15/2021 DD 10/15/18	9,255,000	9,393,853	9,462,497
U S TREASURY NOTE	2.875% 11/15/2021 DD 11/15/18	6,275,000	6,340,647	6,423,027

UBS GROUP AG 144A	VAR RT 08/15/2023 DD 08/15/17	250,000	247,883	254,010
UNITED TECHNOLOGIES CORP	1.950% 11/01/2021 DD 11/01/16	665,000	651,973	666,450
UNITEDHEALTH GROUP INC	2.375% 10/15/2022 DD 10/25/17	365,000	350,396	369,566
UNITEDHEALTH GROUP INC	3.500% 06/15/2023 DD 06/19/18	385,000	393,990	403,376
UNITEDHEALTH GROUP INC	3.750% 07/15/2025 DD 07/23/15	900,000	959,877	972,234
US BANK NA/CINCINNATI OH	2.050% 10/23/2020 DD 10/24/17	230,000	225,521	230,297
US BANK NA/CINCINNATI OH	3.450% 11/16/2021 DD 11/16/18	420,000	419,420	432,520
US BANK NA/CINCINNATI OH	VAR RT 05/21/2021 DD 05/24/18	575,000	577,185	577,697
VALERO ENERGY PARTNERS LP	4.375% 12/15/2026 DD 12/09/16	80,000	78,408	87,176
VOLKSWAGEN GROUP OF AMERI 144A	2.500% 09/24/2021 DD 09/26/19	255,000	254,646	257,224
WALMART INC	2.350% 12/15/2022 DD 10/20/17	975,000	967,454	992,063
WEC ENERGY GROUP INC	3.375% 06/15/2021 DD 06/07/18	230,000	229,906	234,669
WELLS FARGO & CO	3.000% 02/19/2025 DD 02/19/15	635,000	651,109	655,269
WELLS FARGO BANK NA	VAR RT 07/23/2021 DD 07/23/18	2,100,000	2,102,114	2,116,443
IGT INVESCO SHORT TERM BOND FUND		94,863,609	111,132,232	111,132,232
INTEREST BEARING CASH	TEMPORARY INVESTMENTS		3,236,167	3,236,167
TOTAL UNDERLYING ASSETS			$361,612,914	364,974,980
ADJUSTMENT FROM MARKET TO CONTRACT VALUE				(5,532,102)
CONTRACT VALUE				$359,442,878

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX D - UNDERLYING ASSETS FOR PRUDENTIAL INSURANCE GA-62233
December 31, 2019

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	ABBVIE INC	4.250% 11/14/2028 DD 09/18/18	680,000	$674,182	$752,134
	ABBVIE INC 144A	2.950% 11/21/2026 DD 11/21/19	1,390,000	1,388,346	1,415,242
	AMERICAN ELECTRIC POWER CO INC	3.650% 12/01/2021 DD 11/30/18	395,000	394,755	407,537
	AMERICAN EXPRESS CO	2.500% 08/01/2022 DD 08/01/17	1,320,000	1,318,957	1,335,774
	AMERICAN HONDA FINANCE CORP	1.950% 05/20/2022 DD 11/21/19	920,000	919,687	923,340
	AMERICAN HONDA FINANCE CORP	2.050% 01/10/2023 DD 09/10/19	905,000	904,665	908,466
	AMERICAN INTERNATIONAL GROUP I	3.900% 04/01/2026 DD 03/22/16	695,000	694,653	746,534
	AMGEN INC	2.650% 05/11/2022 DD 05/11/17	275,000	274,412	279,120
	AMGEN INC	3.875% 11/15/2021 DD 11/10/11	770,000	767,844	794,309
	ANHEUSER-BUSCH COS LLC / ANHEU	3.650% 02/01/2026 DD 02/01/19	905,000	900,551	965,237
	ANHEUSER-BUSCH INBEV WORLDWIDE	4.150% 01/23/2025 DD 01/23/19	185,000	184,815	201,626
	ANTHEM INC	2.500% 11/21/2020 DD 11/21/17	905,000	903,389	909,027
	AON CORP	2.200% 11/15/2022 DD 11/15/19	935,000	934,813	939,404
	APPLE INC	2.750% 01/13/2025 DD 11/13/17	420,000	419,387	434,007
	ASTRAZENECA PLC	3.500% 08/17/2023 DD 08/17/18	920,000	916,992	962,817
	AT&T INC	3.400% 05/15/2025 DD 05/04/15	1,305,000	1,305,013	1,366,687
	AT&T INC	3.550% 06/01/2024 DD 06/01/19	1,320,000	1,343,998	1,388,270
	AT&T INC	4.350% 03/01/2029 DD 02/19/19	410,000	453,366	456,129
	BAE SYSTEMS PLC 144A	4.750% 10/11/2021 DD 10/11/11	2,140,000	2,137,817	2,233,989
	BANK OF AMERICA CORP	4.000% 01/22/2025 DD 01/22/15	105,000	104,471	112,004
	BANK OF AMERICA CORP	4.100% 07/24/2023 DD 07/23/13	155,000	159,594	165,337
	BANK OF AMERICA CORP	4.450% 03/03/2026 DD 03/03/16	1,790,000	1,849,073	1,965,975
	BANK OF AMERICA CORP	VAR RT 04/23/2027 DD 04/23/19	1,065,000	1,065,000	1,125,758
	BANK OF AMERICA CORP	VAR RT 07/23/2024 DD 07/23/18	715,000	715,000	752,452
	BANK OF AMERICA CORP	VAR RT 07/23/2030 DD 07/23/19	680,000	680,000	703,514
	BANK OF AMERICA CORP	VAR RT 10/01/2025 DD 09/18/17	1,145,000	1,145,395	1,181,743
	BANK OF MONTREAL	2.900% 03/26/2022 DD 03/26/19	1,055,000	1,052,320	1,075,657
	BANK OF NEW YORK MELLON CORP/T	2.100% 10/24/2024 DD 10/24/19	1,410,000	1,407,533	1,411,847
	BANK OF NOVA SCOTIA/THE	2.000% 11/15/2022 DD 10/15/19	760,000	759,764	761,224
	BANK OF NOVA SCOTIA/THE	3.125% 04/20/2021 DD 04/20/18	825,000	823,433	838,035
	BG ENERGY CAPITAL PLC 144A	4.000% 10/15/2021 DD 10/12/11	1,195,000	1,185,560	1,234,519
	BIOGEN INC	3.625% 09/15/2022 DD 09/15/15	295,000	294,764	307,048
	BMW US CAPITAL LLC 144A	3.100% 04/12/2021 DD 04/12/18	1,225,000	1,224,265	1,243,387
	BOEING CO/THE	2.700% 02/01/2027 DD 07/31/19	545,000	544,185	552,581
	BOSTON GAS CO 144A	3.001% 08/01/2029 DD 07/29/19	390,000	390,000	399,317
	BOSTON PROPERTIES LP	3.400% 06/21/2029 DD 06/21/19	565,000	563,955	590,391
	BP CAPITAL MARKETS AMERICA INC	3.216% 11/28/2023 DD 11/28/18	1,195,000	1,172,773	1,245,130
	BRISTOL-MYERS SQUIBB CO 144A	3.200% 06/15/2026 DD 05/16/19	635,000	633,273	667,144
	CAPITAL ONE FINANCIAL CORP	2.400% 10/30/2020 DD 10/31/17	1,040,000	1,039,043	1,043,224
	CAPITAL ONE MULTI-ASSET A3 A3	2.060% 08/15/2028 DD 09/05/19	865,000	864,770	849,015

CARDS II TRUST 1A A 144A	VAR RT 05/15/2024 DD 06/07/19	590,000	590,000	590,814
CATERPILLAR FINANCIAL SERVICES	2.850% 05/17/2024 DD 05/17/19	855,000	853,179	884,147
CHEVRON CORP	2.895% 03/03/2024 DD 03/03/17	405,000	405,000	419,815
CITIBANK NA	VAR RT 05/20/2022 DD 05/22/19	925,000	925,000	928,469
CITIGROUP INC	3.400% 05/01/2026 DD 05/02/16	1,200,000	1,190,107	1,260,804
CITIGROUP INC	4.500% 01/14/2022 DD 11/01/11	1,935,000	2,124,185	2,028,828
CITIGROUP INC	VAR RT 01/24/2023 DD 01/24/18	1,345,000	1,345,000	1,371,349
COMCAST CORP	3.000% 02/01/2024 DD 01/10/17	2,005,000	2,001,170	2,078,203
CREDIT SUISSE GROUP AG 144A	VAR RT 06/12/2024 DD 06/12/18	985,000	985,000	1,041,982
CVS HEALTH CORP	3.500% 07/20/2022 DD 07/20/15	630,000	629,729	650,431
CVS HEALTH CORP	3.875% 07/20/2025 DD 07/20/15	455,000	481,590	484,625
CVS HEALTH CORP	4.780% 03/25/2038 DD 03/09/18	765,000	751,397	869,706
DAIMLER FINANCE NORTH AME 144A	2.700% 06/14/2024 DD 08/15/19	470,000	469,187	474,207
DAIMLER FINANCE NORTH AME 144A	3.350% 05/04/2021 DD 05/04/18	875,000	873,985	888,650
DEUTSCHE TELEKOM INTERNAT 144A	2.820% 01/19/2022 DD 01/19/17	975,000	974,951	989,615
DOMINION ENERGY INC	2.750% 01/15/2022 DD 01/12/17	945,000	943,639	958,674
DTE ENERGY CO	2.600% 06/15/2022 DD 06/13/19	275,000	274,692	276,928
DTE ENERGY CO	3.850% 12/01/2023 DD 11/25/13	955,000	952,947	1,002,425
DTE ENERGY CO	VAR RT 10/01/2024 DD 07/01/19	655,000	654,784	658,196
DUKE ENERGY FLORIDA LLC	3.200% 01/15/2027 DD 01/06/17	705,000	704,577	737,268
EMD FINANCE LLC 144A	2.400% 03/19/2020 DD 03/19/15	795,000	794,960	795,246
EQUINOR ASA	3.700% 03/01/2024 DD 11/08/13	530,000	554,608	564,710
ERP OPERATING LP	3.000% 07/01/2029 DD 06/26/19	520,000	517,816	538,678
EVERSOURCE ENERGY	2.750% 03/15/2022 DD 03/10/17	2,025,000	2,045,716	2,055,294
EXELON CORP	3.950% 06/15/2025 DD 12/15/15	890,000	899,273	957,515
EXELON GENERATION CO LLC	2.950% 01/15/2020 DD 01/13/15	570,000	569,892	570,097
FEDEX CORP	4.050% 02/15/2048 DD 01/31/18	150,000	136,707	144,935
FHLMC POOL #QA-0326	5.000% 06/01/2049 DD 06/01/19	281,953	301,425	301,126
FHLMC POOL #QA-0977	3.500% 07/01/2049 DD 07/01/19	231,593	239,012	239,092
FHLMC POOL #QA-1120	4.000% 07/01/2049 DD 07/01/19	197,119	206,235	205,725
FHLMC POOL #QA-3288	3.500% 09/01/2049 DD 09/01/19	312,058	321,786	321,994
FHLMC POOL #SD-8012	4.000% 09/01/2049 DD 08/01/19	1,488,834	1,548,503	1,549,786
FHLMC POOL #V8-5329	4.000% 03/01/2049 DD 03/01/19	1,197,123	1,246,131	1,248,288
FHLMC POOL #ZN-5783	4.000% 05/01/2049 DD 05/01/19	273,280	283,442	284,389
FHLMC POOL #ZN-6298	4.000% 05/01/2049 DD 05/01/19	93,040	96,747	96,930
FHLMC POOL #ZN-6352	4.000% 05/01/2049 DD 05/01/19	367,026	381,649	381,916
FHLMC MULTICLASS MTG KL1P A2P	2.700% 10/25/2025 DD 06/01/17	160,000	164,506	163,742
FHLMC MULTICLASS MTG KS07 A2	2.735% 09/25/2025 DD 10/01/16	490,000	505,121	501,745
FNMA POOL #0BJ9728	3.500% 10/01/2049 DD 09/01/19	378,389	389,268	389,907
FNMA POOL #0BK9072	5.000% 12/01/2048 DD 12/01/18	121,028	128,744	129,954
FNMA POOL #0BK9818	5.000% 09/01/2048 DD 08/01/18	153,849	162,599	164,411
FNMA POOL #0BM5680	5.000% 03/01/2049 DD 03/01/19	140,055	149,427	150,119
FNMA POOL #0BM5984	5.000% 05/01/2049 DD 05/01/19	401,737	428,414	429,553
FNMA POOL #0BN0792	4.000% 09/01/2049 DD 09/01/19	74,646	77,771	77,801
FNMA POOL #0BN1154	4.000% 11/01/2048 DD 10/01/18	654,176	682,081	680,998
FNMA POOL #0BN1171	4.500% 11/01/2048 DD 10/01/18	156,315	163,618	165,328
FNMA POOL #0BN2759	4.000% 11/01/2048 DD 11/01/18	284,378	296,331	296,495
FNMA POOL #0BN3383	4.500% 01/01/2049 DD 01/01/19	146,108	152,351	153,688
FNMA POOL #0BN5241	4.500% 02/01/2049 DD 02/01/19	2,147,471	2,262,501	2,259,548

FNMA POOL #0BN6026	4.500% 04/01/2049 DD 03/01/19	173,099	181,240	183,108
FNMA POOL #0BN6055	4.000% 05/01/2049 DD 04/01/19	428,573	446,721	445,644
FNMA POOL #0BN6067	4.000% 05/01/2049 DD 05/01/19	1,912,083	1,995,288	1,995,526
FNMA POOL #0BN6091	4.000% 06/01/2049 DD 05/01/19	667,323	696,570	696,411
FNMA POOL #0BN6273	4.500% 04/01/2049 DD 04/01/19	104,923	111,366	111,621
FNMA POOL #0BN7744	3.500% 09/01/2049 DD 09/01/19	596,591	617,845	615,479
FNMA POOL #0BN7958	4.500% 08/01/2049 DD 08/01/19	378,246	399,020	399,159
FNMA POOL #0BN8810	4.500% 05/01/2049 DD 04/01/19	606,183	636,776	639,535
FNMA POOL #0BN8833	4.000% 05/01/2049 DD 05/01/19	1,141,118	1,185,336	1,189,239
FNMA POOL #0BO2203	3.500% 09/01/2049 DD 09/01/19	1,641,361	1,689,832	1,693,884
FNMA POOL #0BO2561	3.500% 07/01/2049 DD 07/01/19	471,535	487,671	485,974
FNMA POOL #0CA1795	5.000% 05/01/2048 DD 05/01/18	758,147	801,977	811,308
FNMA POOL #0CA2055	4.500% 07/01/2048 DD 06/01/18	437,853	463,235	462,425
FNMA POOL #0CA2317	5.000% 06/01/2048 DD 08/01/18	312,781	330,448	334,316
FNMA POOL #0FM1580	4.000% 09/01/2049 DD 09/01/19	1,333,649	1,398,664	1,398,184
FNMA POOL #0FM1975	4.500% 05/01/2049 DD 11/01/19	3,179,354	3,351,983	3,353,996
FNMA POOL #0FM1984	4.000% 08/01/2049 DD 11/01/19	827,584	862,498	862,541
FNMA POOL #0MA3664	4.000% 04/01/2049 DD 04/01/19	1,056,800	1,096,513	1,098,132
FNMA POOL #0FM1975	4.500% 05/01/2049 DD 11/01/19	3,179,354	(3,351,983)	(3,357,150)
FNMA POOL #0FM1984	4.000% 08/01/2049 DD 11/01/19	827,584	(862,498)	(863,693)
GILEAD SCIENCES INC	3.250% 09/01/2022 DD 09/14/15	280,000	279,605	289,430
GOLDMAN SACHS GROUP INC/THE	2.350% 11/15/2021 DD 09/27/16	210,000	208,576	210,834
GOLDMAN SACHS GROUP INC/THE	3.750% 02/25/2026 DD 02/25/16	1,105,000	1,086,091	1,169,665
GOLDMAN SACHS GROUP INC/THE	4.000% 03/03/2024 DD 03/03/14	385,000	409,193	410,271
GOLDMAN SACHS GROUP INC/THE	5.250% 07/27/2021 DD 07/27/11	265,000	264,413	278,096
GOLDMAN SACHS GROUP INC/THE	VAR RT 06/05/2028 DD 06/05/17	390,000	370,442	414,956
GOLDMAN SACHS GROUP INC/THE	VAR RT 07/24/2023 DD 07/24/17	1,000,000	1,000,000	1,018,050
GUARDIAN LIFE GLOBAL FUND 144A	1.950% 10/27/2021 DD 10/27/16	1,100,000	1,099,274	1,101,309
HERTZ VEHICLE FINANC 3A A 144A	2.670% 12/26/2025 DD 11/26/19	1,240,000	1,239,994	1,236,144
HONDA AUTO RECEIVABLES 20 3 A4	1.850% 08/15/2025 DD 08/27/19	425,000	424,912	423,079
HONEYWELL INTERNATIONAL INC	2.300% 08/15/2024 DD 08/08/19	1,115,000	1,112,692	1,128,703
HSBC HOLDINGS PLC	3.600% 05/25/2023 DD 05/25/16	1,320,000	1,319,512	1,377,143
HSBC HOLDINGS PLC	4.300% 03/08/2026 DD 03/08/16	745,000	748,184	811,350
HSBC HOLDINGS PLC	VAR RT 05/18/2024 DD 05/18/18	235,000	235,000	247,258
HSBC HOLDINGS PLC	VAR RT 06/19/2029 DD 06/19/18	625,000	625,000	698,900
INGERSOLL-RAND LUXEMBOURG FINA	2.625% 05/01/2020 DD 10/28/14	680,000	679,551	680,891
JOHN DEERE CAPITAL CORP	1.950% 06/13/2022 DD 09/12/19	560,000	559,278	561,193
JOHN DEERE CAPITAL CORP	2.600% 03/07/2024 DD 06/07/19	430,000	429,265	439,877
JPMORGAN CHASE & CO	2.700% 05/18/2023 DD 05/18/16	2,490,000	2,464,707	2,535,318
JPMORGAN CHASE & CO	VAR RT 07/23/2024 DD 07/23/18	2,550,000	2,550,000	2,687,828
JPMORGAN CHASE & CO	VAR RT 12/05/2024 DD 12/05/18	780,000	780,000	831,847
KEURIG DR PEPPER INC	4.417% 05/25/2025 DD 05/25/19	250,000	250,000	273,043
KEYBANK NA/CLEVELAND OH	2.300% 09/14/2022 DD 09/14/17	1,080,000	1,079,752	1,091,988
KINDER MORGAN ENERGY PARTNERS	3.500% 03/01/2021 DD 02/24/14	440,000	437,774	445,619
KINDER MORGAN INC/DE	4.300% 06/01/2025 DD 11/26/14	415,000	424,418	450,271
KINDER MORGAN INC/DE	5.300% 12/01/2034 DD 11/26/14	180,000	151,331	212,062
MASSMUTUAL GLOBAL FUNDING 144A	1.950% 09/22/2020 DD 09/22/17	1,690,000	1,687,938	1,690,710
MCDONALD'S CORP	2.625% 09/01/2029 DD 08/12/19	615,000	610,474	615,873

METROPOLITAN LIFE GLOBAL 144A	2.400% 01/08/2021 DD 01/10/18	950,000	948,965	954,703
METROPOLITAN LIFE GLOBAL 144A	2.400% 06/17/2022 DD 06/17/19	285,000	284,615	287,987
METROPOLITAN LIFE GLOBAL 144A	3.450% 10/09/2021 DD 10/09/18	590,000	589,699	606,420
MONDELEZ INTERNATIONAL HO 144A	2.125% 09/19/2022 DD 09/19/19	495,000	494,871	495,104
MONDELEZ INTERNATIONAL INC	3.625% 02/13/2026 DD 02/13/19	710,000	706,180	756,001
MORGAN STANLEY	2.500% 04/21/2021 DD 04/21/16	2,210,000	2,221,468	2,226,752
MORGAN STANLEY	3.125% 01/23/2023 DD 01/23/18	330,000	329,258	339,270
MORGAN STANLEY	3.125% 07/27/2026 DD 07/25/16	140,000	139,048	144,556
MORGAN STANLEY	3.875% 04/29/2024 DD 04/28/14	1,165,000	1,169,960	1,238,488
MORGAN STANLEY	4.000% 07/23/2025 DD 07/23/15	365,000	364,701	394,952
MORGAN STANLEY	VAR RT 01/23/2030 DD 01/23/19	280,000	280,000	316,702
MORGAN STANLEY	VAR RT 07/22/2025 DD 07/23/19	775,000	775,000	784,796
MOTIVA ENTERPRISES LLC 144A	5.750% 01/15/2020 DD 01/11/10	151,000	150,704	151,153
NESTLE HOLDINGS INC 144A	3.350% 09/24/2023 DD 09/24/18	770,000	769,861	805,497
NEW YORK LIFE GLOBAL FUND 144A	2.900% 01/17/2024 DD 01/17/17	1,570,000	1,568,618	1,619,910
NISSAN MASTER OWNER TRUST B A	VAR RT 11/15/2023 DD 11/25/19	1,675,000	1,675,000	1,677,496
NORTHROP GRUMMAN CORP	2.080% 10/15/2020 DD 10/13/17	1,220,000	1,219,817	1,221,354
OCCIDENTAL PETROLEUM CORP	2.600% 08/13/2021 DD 08/08/19	575,000	574,494	579,255
OCCIDENTAL PETROLEUM CORP	3.200% 08/15/2026 DD 08/08/19	175,000	174,879	177,102
OCCIDENTAL PETROLEUM CORP	3.500% 06/15/2025 DD 06/23/15	790,000	802,727	815,849
ORACLE CORP	2.950% 11/15/2024 DD 11/09/17	740,000	738,831	769,237
PARKER-HANNIFIN CORP	2.700% 06/14/2024 DD 06/14/19	300,000	299,862	306,495
PHILIP MORRIS INTERNATIONAL IN	2.875% 05/01/2024 DD 05/01/19	1,500,000	1,491,705	1,544,070
PUBLIC SERVICE ENTERPRISE GROUP	2.650% 11/15/2022 DD 11/06/17	1,360,000	1,358,273	1,380,522
RECKITT BENCKISER TREASUR 144A	2.750% 06/26/2024 DD 06/26/17	1,500,000	1,498,380	1,529,955
REPUBLIC SERVICES INC	2.500% 08/15/2024 DD 08/07/19	500,000	499,200	505,725
SEMPRA ENERGY	2.400% 03/15/2020 DD 03/13/15	760,000	759,362	760,046
SEMPRA ENERGY	2.900% 02/01/2023 DD 01/12/18	350,000	348,674	356,962
SIEMENS FINANCIERINGSMAAT 144A	2.900% 05/27/2022 DD 05/27/15	625,000	625,000	639,269
SIMON PROPERTY GROUP LP	2.000% 09/13/2024 DD 09/13/19	275,000	274,728	273,683
SIMON PROPERTY GROUP LP	2.750% 06/01/2023 DD 12/11/17	745,000	743,652	761,606
SOUTHERN CO/THE	2.950% 07/01/2023 DD 05/24/16	1,165,000	1,164,010	1,195,069
SYSCO CORP	3.550% 03/15/2025 DD 03/19/18	530,000	527,244	564,371
TORONTO-DOMINION BANK/THE	1.900% 12/01/2022 DD 10/10/19	790,000	789,123	790,758
TOYOTA AUTO LOAN EXT 1A A 144A	2.560% 11/25/2031 DD 06/19/19	745,000	744,750	756,458
TRANSCANADA PIPELINES LTD	4.625% 03/01/2034 DD 02/28/14	530,000	527,604	604,560
TRUIST FINANCIAL CORP	2.200% 03/16/2023 DD 09/16/19	1,095,000	1,094,190	1,102,271
TRUIST FINANCIAL CORP	2.750% 04/01/2022 DD 03/21/17	1,055,000	1,053,027	1,073,695
U S TREASURY BOND	2.250% 08/15/2046 DD 08/15/16	4,665,000	3,941,257	4,545,110
U S TREASURY BOND	2.250% 08/15/2049 DD 08/15/19	6,780,000	6,613,112	6,595,652
U S TREASURY BOND	2.500% 02/15/2046 DD 02/15/16	6,155,000	5,922,622	6,299,519
U S TREASURY BOND	2.750% 08/15/2042 DD 08/15/12	1,910,000	2,098,239	2,044,082
U S TREASURY NOTE	1.375% 10/15/2022 DD 10/15/19	7,000,000	6,940,664	6,957,370
U S TREASURY NOTE	1.750% 01/31/2023 DD 01/31/16	5,550,000	5,563,875	5,572,977
U S TREASURY NOTE	1.875% 01/31/2022 DD 01/31/17	3,310,000	3,324,352	3,329,397
U S TREASURY NOTE	1.875% 02/28/2022 DD 02/28/17	3,030,000	3,045,106	3,048,574
U S TREASURY NOTE	1.875% 10/31/2022 DD 10/31/15	1,100,000	1,107,219	1,108,206
U S TREASURY NOTE	2.000% 02/28/2021 DD 02/28/14	16,370,000	16,438,157	16,437,117

U S TREASURY NOTE	2.000% 11/30/2022 DD 11/30/15	17,975,000	18,161,030	18,177,938
U S TREASURY NOTE	2.125% 05/31/2021 DD 05/31/19	3,945,000	3,972,447	3,973,522
U S TREASURY NOTE	2.125% 12/31/2022 DD 12/31/15	1,905,000	1,931,551	1,934,013
U S TREASURY NOTE	2.250% 04/15/2022 DD 04/15/19	1,545,000	1,567,209	1,567,696
U S TREASURY NOTE	2.625% 05/15/2021 DD 05/15/18	23,515,000	23,906,485	23,838,331
U S TREASURY NOTE	2.750% 08/15/2021 DD 08/15/18	4,815,000	4,902,460	4,902,826
U S TREASURY NOTE	2.750% 08/31/2023 DD 08/31/18	27,260,000	28,325,132	28,326,956
U S TREASURY NOTE	2.875% 10/31/2023 DD 10/31/18	6,440,000	6,745,145	6,731,088
U S TREASURY NOTE	2.875% 11/30/2023 DD 11/30/18	26,445,000	27,748,451	27,660,941
U S TREASURY NOTE	3.125% 11/15/2028 DD 11/15/18	9,215,000	9,844,743	10,138,988
U S TREASURY NOTE	1.375% 05/31/2021 DD 05/31/16	(3,095,000)	3,084,845	3,088,682
U S TREASURY NOTE	2.250% 04/30/2021 DD 04/30/14	(12,765,000)	12,870,710	12,920,420
U S TREASURY NOTE	2.750% 08/31/2023 DD 08/31/18	17,315,000	(17,985,280)	(18,147,489)
UNILEVER CAPITAL CORP	2.600% 05/05/2024 DD 05/05/17	495,000	509,825	506,568
UNION PACIFIC CORP	3.950% 09/10/2028 DD 06/08/18	530,000	533,201	585,655
UNITED PARCEL SERVICE INC	2.200% 09/01/2024 DD 08/16/19	225,000	224,807	226,287
UNITED TECHNOLOGIES CORP	1.950% 11/01/2021 DD 11/01/16	245,000	244,454	245,534
UNITEDHEALTH GROUP INC	2.375% 08/15/2024 DD 07/25/19	630,000	629,843	638,360
US BANCORP	2.400% 07/30/2024 DD 07/29/19	1,745,000	1,743,290	1,769,290
VERIZON COMMUNICATIONS INC	4.500% 08/10/2033 DD 08/10/17	865,000	862,561	1,009,723
VERIZON OWNER TRUST 2019 C A1A	1.940% 04/22/2024 DD 10/08/19	1,090,000	1,089,916	1,088,975
VERIZON OWNER TRUST 2A A 144A	1.680% 05/20/2021 DD 11/22/16	78,339	77,881	78,323
WALGREENS BOOTS ALLIANCE INC	3.300% 11/18/2021 DD 11/18/14	335,000	334,085	341,355
WALMART INC	3.050% 07/08/2026 DD 04/23/19	600,000	599,208	632,934
WASTE MANAGEMENT INC	3.200% 06/15/2026 DD 05/22/19	355,000	354,904	371,926
WELLS FARGO & CO	2.100% 07/26/2021 DD 07/25/16	3,605,000	3,583,367	3,610,299
WELLS FARGO & CO	2.625% 07/22/2022 DD 07/24/17	1,350,000	1,348,812	1,370,169
WELLS FARGO & CO	VAR RT 06/17/2027 DD 06/17/19	1,485,000	1,485,000	1,540,925
WELLS FARGO & CO	VAR RT 10/30/2025 DD 10/31/19	1,640,000	1,640,000	1,641,542
WISCONSIN PUBLIC SERVICE CORP	3.350% 11/21/2021 DD 11/21/18	345,000	344,776	354,605
US 10YR NOTE FUTURE (CBT)	EXP MAR 20	53	—	(65,422)
US 2YR NOTE FUTURE (CBT)	EXP MAR 20	695	—	(127,926)
US 5YR NOTE FUTURE (CBT)	EXP MAR 20	278	—	(86,515)
US TREAS BD FUTURE (CBT)	EXP MAR 20	(321)	—	1,127,984
US ULTRA BOND (CBT)	EXP MAR 20	56	—	(336,347)
INTEREST BEARING CASH	TEMPORARY INVESTMENTS		8,716,184	8,716,184
TOTAL UNDERLYING ASSETS			$337,583,569	342,746,887
ADJUSTMENT FROM MARKET TO CONTRACT VALUE				(14,078,317)
CONTRACT VALUE				$328,668,570

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX E - UNDERLYING ASSETS FOR MET TOWER LIFE 38025 AND RGA RGA00036
December 31, 2019

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	ABBVIE INC 144A	2.300% 11/21/2022 DD 11/21/19	405,000	$404,584	$407,027
	AEP TEXAS INC	2.400% 10/01/2022 DD 09/22/17	365,000	366,668	368,409
	AIG GLOBAL FUNDING 144A	3.350% 06/25/2021 DD 06/27/18	315,000	314,981	321,977
	AIR LIQUIDE FINANCE SA 144A	1.750% 09/27/2021 DD 09/27/16	1,000,000	972,810	996,430
	ALLY MASTER OWNER TRUST 2 A	3.290% 05/15/2023 DD 05/30/18	400,000	399,996	407,032
	AMAZON.COM INC	2.500% 11/29/2022 DD 11/29/12	360,000	364,111	367,164
	AMERICAN EXPRESS CREDIT AC 9 A	VAR RT 04/15/2026 DD 09/24/18	310,000	310,000	309,938
	APPLE INC	1.550% 08/04/2021 DD 08/04/16	1,295,000	1,272,558	1,290,144
	ARCELORMITTAL SA	3.600% 07/16/2024 DD 07/16/19	255,000	259,807	261,492
	AT&T INC	VAR RT 12/15/2023 DD 06/05/19	345,000	366,835	369,699
	BANK OF AMERICA CORP	5.700% 01/24/2022 DD 01/24/12	620,000	702,212	665,390
	BANK OF AMERICA CORP	VAR RT 05/17/2022 DD 05/17/18	320,000	320,000	326,429
	BANK OF AMERICA CORP	VAR RT 07/23/2024 DD 07/23/18	265,000	278,995	278,881
	BARCLAYS PLC	VAR RT 02/15/2023 DD 11/15/18	200,000	199,962	208,900
	BERKSHIRE HATHAWAY ENERGY CO	2.800% 01/15/2023 DD 01/05/18	850,000	833,612	869,933
	BOOKING HOLDINGS INC	2.750% 03/15/2023 DD 08/15/17	450,000	456,741	459,815
	BRISTOL-MYERS SQUIBB CO 144A	2.600% 05/16/2022 DD 05/16/19	430,000	428,843	437,164
	BROADCOM INC 144A	3.125% 10/15/2022 DD 04/05/19	310,000	308,583	315,828
	CAPITAL ONE MULTI-ASSET A2 A2	1.720% 08/15/2024 DD 09/05/19	295,000	294,926	294,094
	CAPITAL ONE NA	2.950% 07/23/2021 DD 07/24/14	800,000	827,368	811,504
	CHEVRON CORP	3.191% 06/24/2023 DD 06/24/13	210,000	217,484	218,623
	CHOICE HOTELS INTERNATIONAL IN	5.750% 07/01/2022 DD 06/27/12	245,000	265,791	264,448
	CISCO SYSTEMS INC	2.200% 02/28/2021 DD 02/29/16	1,000,000	1,009,610	1,005,850
	CITIBANK CREDIT CARD ISS A6 A6	3.210% 12/07/2024 DD 08/17/18	380,000	379,936	394,087
	CITIBANK NA	3.400% 07/23/2021 DD 07/23/18	300,000	299,880	306,444
	CITIZENS BANK NA/PROVIDENCE RI	2.550% 05/13/2021 DD 05/13/16	250,000	249,768	251,923
	COMM 2013-CCRE8 MORTGAG CR8 A4	3.334% 06/10/2046 DD 06/01/13	195,511	195,366	201,908
	CONNECTICUT LIGHT & POWER CO/T	2.500% 01/15/2023 DD 01/15/13	1,050,000	1,022,343	1,065,351
	CREDIT SUISSE GROUP AG 144A	VAR RT 09/11/2025 DD 09/11/19	250,000	250,000	250,715
	CVS HEALTH CORP	3.700% 03/09/2023 DD 03/09/18	530,000	525,251	552,440
	DELL INTERNATIONAL LLC / 144A	4.000% 07/15/2024 DD 03/20/19	320,000	318,589	335,270
	DOLLAR TREE INC	3.700% 05/15/2023 DD 04/19/18	100,000	99,814	104,205
	DUKE ENERGY CAROLINAS LLC	3.900% 06/15/2021 DD 05/19/11	1,000,000	1,031,000	1,023,870
	EASTMAN CHEMICAL CO	3.500% 12/01/2021 DD 11/06/18	265,000	271,440	271,848
	EQUITABLE HOLDINGS INC	3.900% 04/20/2023 DD 10/20/18	435,000	434,356	455,876
	ESTEE LAUDER COS INC/THE	1.700% 05/10/2021 DD 05/10/16	975,000	965,644	973,801
	FEDERAL HOME LN BK CONS BD	2.625% 05/28/2020 DD 05/21/18	945,000	944,660	948,695
	FEDERAL HOME LN MTG CORP	2.500% 04/23/2020 DD 04/19/18	470,000	469,897	471,255
	FHLMC POOL #G1-4593	4.000% 05/01/2027 DD 11/01/12	473,547	493,672	494,094
	FISERV INC	2.750% 07/01/2024 DD 06/24/19	160,000	159,731	162,827
	FNMA POOL #0BM4416	5.000% 10/01/2048 DD 08/01/18	223,918	239,137	246,712

FNMA GTD REMIC P/T 12-53 BK	1.750% 05/25/2027 DD 04/01/12	576,704	572,311	572,858
FNMA GTD REMIC P/T 12-98 DA	1.500% 09/25/2027 DD 08/01/12	352,589	347,135	345,325
FNMA GTD REMIC P/T 19-6 KA	3.500% 03/25/2046 DD 02/01/19	278,620	286,097	285,911
GNMA GTD REMIC P/T 14-38 PJ	3.000% 04/20/2043 DD 03/01/14	323,623	327,820	327,280
GOLDMAN SACHS GROUP INC/THE	VAR RT 05/15/2026 DD 05/17/18	320,000	320,000	323,328
GS MORTGAGE SECURI BOCA A 144A	VAR RT 06/15/2038 DD 06/26/19	435,000	435,000	434,861
HAWAII HOTEL TRUST MAUI A 144A	VAR RT 05/15/2038 DD 05/24/19	210,000	210,000	209,748
HOME DEPOT INC/THE	2.625% 06/01/2022 DD 06/02/15	625,000	637,338	637,694
HONEYWELL INTERNATIONAL INC	1.850% 11/01/2021 DD 10/31/16	640,000	639,968	641,472
HUNTINGTON BANCSHARES INC/OH	3.150% 03/14/2021 DD 03/14/16	290,000	289,429	293,599
JACKSON NATIONAL LIFE GLO 144A	VAR RT 06/11/2021 DD 06/11/18	305,000	305,000	306,132
JOHN DEERE OWNER TRUST 20 B A3	2.210% 12/15/2023 DD 07/24/19	420,000	419,911	422,747
KINDER MORGAN ENERGY PARTNERS	4.150% 02/01/2024 DD 08/05/13	295,000	311,665	312,865
LABORATORY CORP OF AMERICA HOL	2.300% 12/01/2024 DD 11/25/19	315,000	314,272	313,781
LLOYDS BANKING GROUP PLC	4.050% 08/16/2023 DD 08/16/18	360,000	359,903	381,733
MARATHON PETROLEUM CORP	5.125% 03/01/2021 DD 09/01/11	575,000	628,538	595,355
MCCORMICK & CO INC/MD	2.700% 08/15/2022 DD 08/11/17	565,000	564,944	573,995
METROPOLITAN LIFE GLOBAL 144A	1.950% 09/15/2021 DD 09/15/16	525,000	503,444	525,520
MONDELEZ INTERNATIONAL HO 144A	2.125% 09/19/2022 DD 09/19/19	275,000	274,929	275,058
MORGAN STANLEY	2.625% 11/17/2021 DD 11/17/16	1,200,000	1,206,072	1,214,388
NBCUNIVERSAL MEDIA LLC	4.375% 04/01/2021 DD 04/01/11	575,000	622,259	593,032
NESTLE HOLDINGS INC 144A	3.100% 09/24/2021 DD 09/24/18	325,000	324,880	332,290
PANASONIC CORP 144A	2.536% 07/19/2022 DD 07/19/19	375,000	375,000	378,259
PARKER-HANNIFIN CORP	2.700% 06/14/2024 DD 06/14/19	195,000	194,910	199,222
PAYPAL HOLDINGS INC	2.200% 09/26/2022 DD 09/26/19	530,000	529,327	533,016
PNC BANK NA	2.625% 02/17/2022 DD 02/17/17	600,000	604,362	608,442
PRICOA GLOBAL FUNDING I 144A	2.450% 09/21/2022 DD 09/21/17	480,000	479,506	485,832
PRINCIPAL LIFE GLOBAL FUN 144A	2.375% 11/21/2021 DD 11/21/16	620,000	618,115	623,596
PSNH FUNDING LLC 3 1 A1	3.094% 02/01/2026 DD 05/08/18	272,356	272,350	277,888
PUBLIC SERVICE ELECTRIC & GAS	1.900% 03/15/2021 DD 03/03/16	1,200,000	1,219,320	1,204,308
RELIANCE STANDARD LIFE GL 144A	2.500% 10/30/2024 DD 10/30/19	410,000	409,311	409,684
ROCKWELL COLLINS INC	2.800% 03/15/2022 DD 04/10/17	650,000	658,743	661,447
SALESFORCE.COM INC	3.250% 04/11/2023 DD 04/11/18	325,000	324,805	338,075
SAN DIEGO GAS & ELECTRIC CO	3.000% 08/15/2021 DD 08/18/11	1,250,000	1,294,975	1,267,363
SIEMENS FINANCIERINGSMAAT 144A	2.700% 03/16/2022 DD 03/16/17	770,000	768,252	783,629
SPRINT SPECTRUM CO LLC / 144A	VAR RT 03/20/2023 DD 10/27/16	218,750	219,788	220,697
TJX COS INC/THE	2.750% 06/15/2021 DD 06/05/14	450,000	472,401	455,540
TOYOTA MOTOR CORP	3.183% 07/20/2021 DD 07/20/18	330,000	330,000	336,871
TRUIST FINANCIAL CORP	2.750% 04/01/2022 DD 03/21/17	815,000	806,043	829,442
U S TREASURY NOTE	1.125% 09/30/2021 DD 09/30/16	5,255,000	5,077,713	5,212,697
U S TREASURY NOTE	1.500% 10/31/2024 DD 10/31/19	6,495,000	6,454,866	6,440,962
U S TREASURY NOTE	1.625% 08/15/2022 DD 08/15/12	3,860,000	3,714,195	3,863,628
U S TREASURY NOTE	1.750% 04/30/2022 DD 04/30/15	4,950,000	4,878,087	4,968,563
U S TREASURY NOTE	1.750% 06/30/2022 DD 06/30/17	2,845,000	2,833,167	2,856,778
U S TREASURY NOTE	1.750% 09/30/2022 DD 09/30/15	1,310,000	1,285,327	1,315,266
U S TREASURY NOTE	1.875% 04/30/2022 DD 04/30/17	1,700,000	1,698,473	1,711,016
U S TREASURY NOTE	2.000% 12/31/2021 DD 12/31/16	1,735,000	1,745,654	1,748,897
U S TREASURY NOTE	2.250% 04/30/2024 DD 04/30/19	7,060,000	7,235,487	7,229,864

U S TREASURY NOTE	2.500% 01/15/2022 DD 01/15/19	1,950,000	1,962,880	1,985,276
U S TREASURY NOTE	2.500% 01/31/2024 DD 01/31/19	8,895,000	8,944,435	9,187,912
U S TREASURY NOTE	2.750% 04/30/2023 DD 04/30/18	7,835,000	7,878,921	8,118,705
U S TREASURY NOTE	2.750% 07/31/2023 DD 07/31/18	2,610,000	2,596,814	2,710,328
U S TREASURY NOTE	2.875% 10/31/2023 DD 10/31/18	5,845,000	6,014,531	6,109,194
UNILEVER CAPITAL CORP	1.375% 07/28/2021 DD 07/28/16	385,000	381,935	382,632
VERIZON COMMUNICATIONS INC	2.450% 11/01/2022 DD 11/07/12	365,000	368,705	369,895
VOLKSWAGEN AUTO LEASE TRU A A3	1.990% 11/21/2022 DD 10/04/19	310,000	309,995	310,301
WALMART INC	3.125% 06/23/2021 DD 06/27/18	290,000	289,986	296,200
WALT DISNEY CO/THE	1.650% 09/01/2022 DD 09/06/19	250,000	249,458	249,388
WEIBO CORP	3.500% 07/05/2024 DD 07/05/19	200,000	200,000	203,352
WELLS FARGO & CO	3.500% 03/08/2022 DD 03/08/12	1,200,000	1,244,820	1,239,252
WORLD OMNI AUTO RECEIVABL A A3	3.040% 05/15/2024 DD 01/30/19	220,000	219,963	223,909
ZOETIS INC	3.250% 08/20/2021 DD 08/20/18	55,000	54,938	56,025
ABBVIE INC 144A	2.300% 11/21/2022 DD 11/21/19	535,000	534,476	537,707
ABBVIE INC 144A	2.600% 11/21/2024 DD 11/21/19	380,000	379,662	383,074
ABBVIE INC 144A	3.200% 11/21/2029 DD 11/21/19	240,000	239,940	244,164
AETNA INC	2.800% 06/15/2023 DD 06/09/16	205,000	204,701	208,331
ALLERGAN FUNDING SCS	3.450% 03/15/2022 DD 03/12/15	235,000	236,027	240,398
ALTRIA GROUP INC	2.625% 09/16/2026 DD 09/16/16	130,000	114,148	128,623
ALTRIA GROUP INC	3.800% 02/14/2024 DD 02/14/19	165,000	164,665	173,757
ALTRIA GROUP INC	4.400% 02/14/2026 DD 02/14/19	70,000	69,854	76,101
ALTRIA GROUP INC	4.800% 02/14/2029 DD 02/14/19	95,000	95,441	105,894
AMERICAN EXPRESS CO	3.700% 11/05/2021 DD 11/06/18	190,000	189,958	195,806
AMERICAN EXPRESS CO	4.200% 11/06/2025 DD 11/06/18	90,000	89,800	99,228
AMERICAN WATER CAPITAL CORP	3.450% 06/01/2029 DD 05/13/19	330,000	349,889	349,100
AMERICREDIT AUTOMOBILE RE 2 A3	3.150% 03/20/2023 DD 08/15/18	210,000	209,965	212,197
AMGEN INC	2.650% 05/11/2022 DD 05/11/17	85,000	85,601	86,273
AMGEN INC	3.875% 11/15/2021 DD 11/10/11	175,000	179,408	180,525
ANHEUSER-BUSCH COS LLC / ANHEU	3.650% 02/01/2026 DD 02/01/19	585,000	553,954	623,938
ANHEUSER-BUSCH INBEV WORLDWIDE	4.150% 01/23/2025 DD 01/23/19	140,000	153,107	152,582
ANTHEM INC	2.375% 01/15/2025 DD 09/09/19	95,000	94,916	94,889
ANTHEM INC	3.125% 05/15/2022 DD 05/07/12	155,000	156,273	158,897
ANTHEM INC	3.650% 12/01/2027 DD 11/21/17	85,000	84,829	90,014
APPALACHIAN POWER CO	3.300% 06/01/2027 DD 05/11/17	100,000	99,490	103,847
APPLE INC	1.800% 09/11/2024 DD 09/11/19	395,000	394,099	392,551
APPLE INC	2.500% 02/09/2025 DD 02/09/15	75,000	74,894	76,396
ARI FLEET LEASE TRUS B A3 144A	3.430% 08/16/2027 DD 09/27/18	138,000	137,979	141,425
AT&T INC	3.600% 07/15/2025 DD 01/15/19	90,000	89,575	95,270
AT&T INC	3.875% 01/15/2026 DD 01/15/19	120,000	118,331	128,604
AT&T INC	4.125% 02/17/2026 DD 02/09/16	70,000	74,473	75,876
AT&T INC	4.350% 03/01/2029 DD 02/19/19	105,000	104,483	116,814
BANK OF AMERICA CORP	4.450% 03/03/2026 DD 03/03/16	125,000	132,850	137,289
BANK OF AMERICA CORP	VAR RT 01/20/2028 DD 01/20/17	185,000	182,073	198,635
BANK OF AMERICA CORP	VAR RT 01/23/2022 DD 01/23/18	95,000	95,000	95,692
BANK OF AMERICA CORP	VAR RT 02/07/2030 DD 02/07/19	80,000	80,000	87,830
BANK OF AMERICA CORP	VAR RT 04/24/2028 DD 04/24/17	170,000	170,000	181,774
BANK OF AMERICA CORP	VAR RT 07/21/2021 DD 07/21/17	285,000	285,000	285,587

BANK OF AMERICA CORP	VAR RT 07/23/2024 DD 07/23/18	325,000	325,000	342,024
BANK OF AMERICA CORP	VAR RT 07/23/2030 DD 07/23/19	465,000	466,779	481,080
BANK OF AMERICA CORP	VAR RT 10/22/2025 DD 10/22/19	155,000	155,000	156,037
BANK OF AMERICA CORP	VAR RT 12/20/2023 DD 12/20/17	53,000	53,010	54,238
BANK OF AMERICA NA	VAR RT 01/25/2023 DD 01/25/19	375,000	375,000	385,305
BANK OF MONTREAL	2.900% 03/26/2022 DD 03/26/19	375,000	374,048	382,343
BANK OF NEW YORK MELLON CORP/T	1.950% 08/23/2022 DD 08/23/19	65,000	64,979	65,144
BANK OF NEW YORK MELLON CORP/T	2.100% 10/24/2024 DD 10/24/19	235,000	234,589	235,308
BANK OF NEW YORK MELLON CORP/T	VAR RT 10/30/2023 DD 10/31/16	490,000	490,000	498,546
BAT CAPITAL CORP	2.789% 09/06/2024 DD 09/06/19	325,000	325,000	326,589
BAT CAPITAL CORP	3.222% 08/15/2024 DD 08/15/18	180,000	180,000	184,118
BAYER US FINANCE II LLC 144A	4.250% 12/15/2025 DD 06/25/18	275,000	274,480	296,794
BECTON DICKINSON AND CO	2.894% 06/06/2022 DD 06/06/17	370,000	370,000	376,161
BECTON DICKINSON AND CO	3.363% 06/06/2024 DD 06/06/17	75,000	72,050	78,116
BENCHMARK 2019-B11 MORT B11 A2	3.410% 05/15/2052 DD 06/01/19	400,000	412,000	417,300
BERKSHIRE HATHAWAY ENERGY CO	2.400% 02/01/2020 DD 12/04/14	175,000	176,639	175,056
BOEING CO/THE	2.700% 02/01/2027 DD 07/31/19	105,000	104,717	106,461
BP CAPITAL MARKETS AMERICA INC	3.790% 02/06/2024 DD 11/06/18	145,000	145,000	154,322
BROADCOM CORP / BROADCOM CAYMA	3.125% 01/15/2025 DD 10/17/17	115,000	109,222	116,402
BROADCOM CORP / BROADCOM CAYMA	3.625% 01/15/2024 DD 01/15/18	260,000	258,446	269,472
BROADCOM CORP / BROADCOM CAYMA	3.875% 01/15/2027 DD 01/15/18	320,000	291,706	332,403
CARMAX AUTO OWNER TRUST 2 3 A4	1.600% 01/18/2022 DD 07/20/16	465,000	454,538	463,926
CARMAX AUTO OWNER TRUST 2 4 A3	3.360% 09/15/2023 DD 10/24/18	210,000	209,998	214,223
CATERPILLAR FINANCIAL SERVICES	1.850% 09/04/2020 DD 09/07/17	250,000	249,790	249,888
CATERPILLAR FINANCIAL SERVICES	2.650% 05/17/2021 DD 05/17/19	145,000	144,930	146,659
CENTERPOINT ENERGY INC	2.500% 09/01/2022 DD 08/10/17	200,000	200,055	201,664
CHARTER COMMUNICATIONS OPERATIONS	4.464% 07/23/2022 DD 07/23/16	10,000	10,032	10,512
CHARTER COMMUNICATIONS OPERATIONS	4.908% 07/23/2025 DD 07/23/16	570,000	589,628	627,673
CHESAPEAKE FUNDING 2A A1 144A	3.230% 08/15/2030 DD 08/16/18	221,007	220,981	224,145
CIGNA CORP	4.375% 10/15/2028 DD 04/15/19	265,000	264,509	293,591
CIGNA CORP 144A	3.050% 10/15/2027 DD 04/15/19	390,000	390,632	395,558
CITIGROUP COMMERCIAL MOR P1 A5	3.717% 09/15/2048 DD 08/01/15	264,000	285,594	281,524
CITIGROUP INC	2.700% 03/30/2021 DD 03/30/16	340,000	341,466	343,193
CITIGROUP INC	4.450% 09/29/2027 DD 09/29/15	155,000	155,886	170,776
CITIGROUP INC	4.600% 03/09/2026 DD 03/09/16	25,000	24,951	27,529
CITIGROUP INC	VAR RT 03/20/2030 DD 03/20/19	365,000	365,000	399,606
CITIGROUP INC	VAR RT 04/24/2025 DD 04/24/19	370,000	370,000	385,100
CITIGROUP INC	VAR RT 05/17/2024 DD 05/17/17	190,000	190,000	192,521
CITIGROUP INC	VAR RT 11/04/2022 DD 11/04/19	295,000	295,000	295,917
CLECO CORPORATE HOLDINGS 144A	3.375% 09/15/2029 DD 09/11/19	45,000	44,973	45,194
CLECO CORPORATE HOLDINGS LLC	VAR RT 05/01/2026 DD 11/01/16	63,000	65,485	65,103
CNH EQUIPMENT TRUST 2018- B A4	3.370% 05/15/2024 DD 09/26/18	265,000	264,979	272,836
COMCAST CORP	2.350% 01/15/2027 DD 07/19/16	165,000	147,049	164,863
COMCAST CORP	2.650% 02/01/2030 DD 11/05/19	155,000	154,769	155,663
COMCAST CORP	3.150% 03/01/2026 DD 02/23/16	220,000	230,564	230,648
COMCAST CORP	3.375% 08/15/2025 DD 05/27/15	95,000	91,228	100,836

COMCAST CORP	3.450% 10/01/2021 DD 10/05/18	165,000	164,833	169,848
COMCAST CORP	3.950% 10/15/2025 DD 10/05/18	180,000	179,779	196,454
COMM 2015-CCRE26 MORTG CR26 A4	3.630% 10/10/2048 DD 10/01/15	453,000	466,201	479,840
COMM 2015-LC19 MORTGAG LC19 A4	3.183% 02/10/2048 DD 02/01/15	320,000	317,900	331,782
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2035 DD 01/01/20	1,800,000	—	173
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2050 DD 01/01/20	—	4,242	4,242
COMMIT TO PUR FNMA SF MTG	3.500% 01/01/2050 DD 01/01/20	3,600,000	1,531	5,678
COMMIT TO PUR FNMA SF MTG	4.000% 01/01/2050 DD 01/01/20	—	1,128	1,128
COMMIT TO PUR GNMA II JUMBOS	3.000% 01/20/2050 DD 01/01/20	2,000,000	—	3,064
COMMIT TO PUR GNMA II JUMBOS	3.500% 01/20/2050 DD 01/01/20	5,410,000	—	(1,045)
COMMONSPIRIT HEALTH	2.760% 10/01/2024 DD 08/21/19	65,000	65,000	65,602
COMMONWEALTH EDISON CO	3.700% 08/15/2028 DD 08/14/18	170,000	169,592	185,994
CONAGRA BRANDS INC	3.800% 10/22/2021 DD 10/22/18	130,000	129,851	134,155
CONSTELLATION BRANDS INC	2.650% 11/07/2022 DD 11/07/17	140,000	139,415	141,971
COX COMMUNICATIONS INC 144A	3.150% 08/15/2024 DD 08/07/17	4,000	3,943	4,113
CREDIT ACCEPTANCE AU 3A A 144A	3.550% 08/15/2027 DD 08/23/18	285,000	284,948	289,512
CROWN CASTLE INTERNATIONAL COR	3.200% 09/01/2024 DD 08/01/17	50,000	48,825	51,723
CSAIL 2015-C1 COMMERCIAL C1 A4	3.505% 04/15/2050 DD 03/01/15	372,000	396,747	390,358
CSAIL 2015-C3 COMMERCIAL C3 A3	3.447% 08/15/2048 DD 08/01/15	275,000	284,550	286,388
CSAIL 2015-C3 COMMERCIAL C3 A4	3.718% 08/15/2048 DD 08/01/15	256,000	264,940	270,715
CSX CORP	2.400% 02/15/2030 DD 09/12/19	125,000	124,555	122,308
CSX CORP	3.250% 06/01/2027 DD 05/01/17	160,000	159,805	168,322
CVS HEALTH CORP	2.625% 08/15/2024 DD 08/15/19	75,000	74,614	75,640
CVS HEALTH CORP	2.750% 12/01/2022 DD 11/29/12	30,000	29,958	30,487
CVS HEALTH CORP	2.875% 06/01/2026 DD 05/25/16	125,000	117,375	126,834
CVS HEALTH CORP	3.700% 03/09/2023 DD 03/09/18	480,000	475,699	500,323
CVS HEALTH CORP	4.100% 03/25/2025 DD 03/09/18	140,000	138,629	150,312
DANSKE BANK A/S 144A	5.375% 01/12/2024 DD 01/16/19	200,000	199,596	218,926
DISCOVERY COMMUNICATIONS LLC	3.800% 03/13/2024 DD 03/13/17	113,000	114,809	119,287
DISCOVERY COMMUNICATIONS LLC	3.950% 03/20/2028 DD 09/21/17	80,000	76,423	85,402
DISCOVERY COMMUNICATIONS LLC	3.950% 06/15/2025 DD 12/15/18	110,000	109,967	117,445
DOMINION ENERGY GAS HOLDINGS L	2.500% 11/15/2024 DD 11/21/19	215,000	214,860	216,008
DOMINION ENERGY INC	3.900% 10/01/2025 DD 09/24/15	300,000	302,121	322,335
DTE ENERGY CO	2.600% 06/15/2022 DD 06/13/19	75,000	74,916	75,526
DUKE ENERGY CAROLINAS LLC	3.350% 05/15/2022 DD 11/08/18	175,000	174,599	180,794
DUKE ENERGY CORP	3.750% 04/15/2024 DD 04/04/14	200,000	199,882	211,984
DUKE ENERGY PROGRESS LLC	3.250% 08/15/2025 DD 08/13/15	265,000	264,192	278,390
ENERGY TRANSFER OPERATING LP	4.200% 09/15/2023 DD 06/08/18	80,000	79,941	84,008
ENERGY TRANSFER OPERATING LP	4.500% 04/15/2024 DD 01/15/19	85,000	84,699	90,494
ENERGY TRANSFER OPERATING LP	5.250% 04/15/2029 DD 01/15/19	90,000	89,810	101,134
ENTERPRISE FLEET FIN 1 A3 144A	3.100% 10/20/2023 DD 03/21/18	245,000	243,335	247,945
EVERGREEN CREDIT CARD 2 A 144A	VAR RT 07/15/2022 DD 07/31/18	415,000	415,000	415,303
EVERGY INC	2.450% 09/15/2024 DD 09/09/19	55,000	54,904	55,327
EVERGY INC	2.900% 09/15/2029 DD 09/09/19	165,000	164,512	164,225
EXELON CORP	2.450% 04/15/2021 DD 04/07/16	30,000	29,993	30,136
FHLMC POOL #A4-1215	5.000% 11/01/2035 DD 12/01/05	75,638	72,642	83,403
FHLMC POOL #A4-1297	5.000% 12/01/2035 DD 12/01/05	30,192	28,996	32,812
FHLMC POOL #A4-1833	5.000% 01/01/2036 DD 01/01/06	10,071	9,672	10,757

FHLMC POOL #A4-7715	5.000% 11/01/2035 DD 11/01/05	352	338	375
FHLMC POOL #A7-0631	5.000% 12/01/2037 DD 12/01/07	54,923	52,674	59,867
FHLMC POOL #A7-7292	5.000% 04/01/2038 DD 05/01/08	99,065	97,827	109,146
FHLMC POOL #A9-6129	4.000% 01/01/2041 DD 12/01/10	1,753,602	1,811,279	1,881,930
FHLMC POOL #G0-1940	5.000% 10/01/2035 DD 10/01/05	26,058	24,476	28,749
FHLMC POOL #G0-4214	5.500% 05/01/2038 DD 04/01/08	85,709	86,298	96,222
FHLMC POOL #G0-8741	3.000% 01/01/2047 DD 12/01/16	6,452,654	6,630,102	6,612,809
FHLMC POOL #G0-8796	3.500% 12/01/2047 DD 12/01/17	528,680	523,538	549,996
FHLMC POOL #G0-8804	3.500% 03/01/2048 DD 02/01/18	1,776,546	1,759,266	1,848,532
FHLMC POOL #G0-8816	3.500% 05/01/2048 DD 05/01/18	807,386	798,082	835,555
FHLMC POOL #Q4-6279	3.500% 02/01/2047 DD 02/01/17	397,383	392,478	413,370
FHLMC POOL #Q5-3034	3.500% 12/01/2047 DD 12/01/17	282,694	279,436	293,722
FHLMC POOL #Q5-5617	3.500% 04/01/2048 DD 04/01/18	336,067	332,195	347,964
FHLMC POOL #Q5-6545	3.500% 06/01/2048 DD 06/01/18	530,549	525,388	550,370
FHLMC POOL #SD-8036	3.000% 12/01/2049 DD 12/01/19	6,400,000	6,486,375	6,496,576
FHLMC MULTICLASS MTG 3883 PB	3.000% 05/15/2041 DD 06/01/11	84,754	84,416	87,189
FHLMC MULTICLASS MTG 4216 KQ	1.700% 10/15/2039 DD 06/01/13	152,508	151,662	151,434
FIFTH THIRD BANCORP	2.375% 01/28/2025 DD 10/28/19	130,000	129,964	130,229
FIRST NATIONAL MASTER NOTE 1 A	VAR RT 10/15/2024 DD 10/17/18	270,000	270,000	269,287
FISERV INC	2.750% 07/01/2024 DD 06/24/19	280,000	279,530	284,948
FISERV INC	3.800% 10/01/2023 DD 09/25/18	275,000	274,874	290,496
FLUOR CORP	4.250% 09/15/2028 DD 08/29/18	115,000	114,755	115,812
FNMA POOL #0256315	5.500% 07/01/2036 DD 06/01/06	31,840	31,217	35,625
FNMA POOL #0725206	5.500% 02/01/2034 DD 02/01/04	76,488	87,140	86,090
FNMA POOL #0725222	5.500% 02/01/2034 DD 02/01/04	125,205	142,586	140,922
FNMA POOL #0725314	5.000% 04/01/2034 DD 03/01/04	33,614	31,929	37,043
FNMA POOL #0727187	5.500% 08/01/2033 DD 08/01/03	10,911	10,983	11,892
FNMA POOL #0733655	5.500% 09/01/2033 DD 08/01/03	21,636	21,778	24,329
FNMA POOL #0734847	5.500% 08/01/2033 DD 08/01/03	38,058	38,308	42,159
FNMA POOL #0735383	5.000% 04/01/2035 DD 03/01/05	311,434	348,739	343,157
FNMA POOL #0820263	5.000% 07/01/2035 DD 07/01/05	10,845	10,667	11,935
FNMA POOL #0825951	5.000% 07/01/2035 DD 06/01/05	14,890	14,646	16,026
FNMA POOL #0826955	5.000% 06/01/2035 DD 06/01/05	1,860	1,830	2,047
FNMA POOL #0828523	5.000% 07/01/2035 DD 07/01/05	22,882	22,506	25,189
FNMA POOL #0828547	5.000% 08/01/2035 DD 08/01/05	2,280	2,165	2,510
FNMA POOL #0828678	5.000% 07/01/2035 DD 07/01/05	10,130	9,964	10,843
FNMA POOL #0828712	5.000% 07/01/2035 DD 07/01/05	18,343	18,042	19,799
FNMA POOL #0830996	5.000% 08/01/2035 DD 07/01/05	21,516	21,163	23,588
FNMA POOL #0832013	5.000% 09/01/2035 DD 08/01/05	33,432	32,883	36,820
FNMA POOL #0832878	5.000% 09/01/2035 DD 08/01/05	38,223	36,963	42,095
FNMA POOL #0838778	5.000% 10/01/2035 DD 10/01/05	13,785	13,094	15,177
FNMA POOL #0840377	5.000% 11/01/2035 DD 11/01/05	11,297	10,731	12,441
FNMA POOL #0843360	5.000% 11/01/2035 DD 11/01/05	6,818	6,478	7,285
FNMA POOL #0844018	5.000% 11/01/2035 DD 10/01/05	36,976	35,123	40,631
FNMA POOL #0867065	5.000% 02/01/2036 DD 02/01/06	9,694	9,202	10,663
FNMA POOL #0882022	5.500% 05/01/2036 DD 05/01/06	1,813	1,777	2,037
FNMA POOL #0888023	5.500% 06/01/2036 DD 11/01/06	258,589	257,983	288,508
FNMA POOL #0888120	5.000% 10/01/2035 DD 12/01/06	82,727	79,993	91,192
FNMA POOL #0888635	5.500% 09/01/2036 DD 08/01/07	65,681	74,809	73,926

FNMA POOL #0893289	5.500% 08/01/2036 DD 08/01/06	18,122	17,785	20,235
FNMA POOL #0893363	5.000% 06/01/2036 DD 08/01/06	3,796	3,606	4,180
FNMA POOL #0900979	5.500% 09/01/2036 DD 09/01/06	7,744	7,600	8,496
FNMA POOL #0961876	5.000% 03/01/2038 DD 02/01/08	57,122	55,779	60,981
FNMA POOL #0AN8695	3.550% 03/01/2028 DD 03/01/18	702,739	718,962	757,896
FNMA POOL #0AT2016	3.000% 04/01/2043 DD 04/01/13	787,928	795,315	811,518
FNMA POOL #0BJ8622	3.500% 05/01/2048 DD 04/01/18	123,230	122,152	126,967
FNMA POOL #0BK5010	3.500% 06/01/2048 DD 06/01/18	574,362	569,336	592,471
FNMA POOL #0BN5279	4.000% 02/01/2049 DD 02/01/19	2,483,089	2,532,751	2,588,546
FNMA POOL #0CA1191	3.500% 11/01/2047 DD 01/01/18	166,437	165,033	172,825
FNMA POOL #0MA3834	3.000% 10/01/2049 DD 10/01/19	996,261	1,004,862	1,010,677
FNMA GTD REMIC P/T 12-128 PD	1.500% 06/25/2042 DD 10/01/12	278,426	275,217	279,606
FNMA GTD REMIC P/T 12-18 GA	2.000% 12/25/2041 DD 02/01/12	143,681	135,801	142,295
FNMA GTD REMIC P/T 12-21 PQ	2.000% 09/25/2041 DD 02/01/12	74,068	70,122	73,538
FNMA GTD REMIC P/T 12-52 PA	3.500% 05/25/2042 DD 04/01/12	86,011	87,123	89,597
FNMA GTD REMIC P/T 12-75 KC	2.500% 12/25/2041 DD 06/01/12	146,130	141,769	147,353
FNMA GTD REMIC P/T 13-43 XP	1.500% 08/25/2041 DD 04/01/13	163,373	161,312	160,273
FNMA GTD REMIC P/T 13-77 BP	1.700% 06/25/2043 DD 06/01/13	147,342	146,467	146,237
FNMA GTD REMIC P/T 15-48 QB	3.000% 02/25/2043 DD 06/01/15	198,581	200,264	202,600
FNMA GTD REMIC P/T 16-11 GA	2.500% 03/25/2046 DD 02/01/16	132,021	127,978	132,949
FNMA GTD REMIC P/T 17-34 JK	3.000% 05/25/2047 DD 04/01/17	117,024	113,330	119,545
FNMA GTD REMIC P/T 17-72 B	3.000% 09/25/2047 DD 08/01/17	183,258	182,779	187,123
FNMA GTD REMIC P/T 17-72 CD	3.000% 09/25/2047 DD 08/01/17	188,932	187,946	192,393
FNMA GTD REMIC P/T 18-23 LA	3.500% 04/25/2048 DD 03/01/18	176,810	178,537	183,391
FNMA GTD REMIC P/T 18-38 PC	3.500% 03/25/2045 DD 05/01/18	198,310	198,743	202,482
FNMA GTD REMIC P/T 18-77 PA	3.500% 02/25/2048 DD 09/01/18	103,120	102,669	106,672
FNMA GTD REMIC P/T 18-80 GD	3.500% 12/25/2047 DD 09/01/18	387,940	384,015	400,354
FORD MOTOR CREDIT CO LLC	3.815% 11/02/2027 DD 11/02/17	200,000	183,512	193,950
FORTIS INC/CANADA	3.055% 10/04/2026 DD 04/04/17	124,000	122,925	126,657
GENERAL DYNAMICS CORP	2.875% 05/11/2020 DD 05/11/18	580,000	577,947	582,013
GENERAL MOTORS CO	5.000% 10/01/2028 DD 09/10/18	255,000	254,911	277,825
GENERAL MOTORS FINANCIAL CO IN	4.300% 07/13/2025 DD 07/13/15	330,000	323,872	352,754
GENERAL MOTORS FINANCIAL CO IN	5.250% 03/01/2026 DD 03/01/16	100,000	104,152	110,902
GEORGIA POWER CO	2.000% 09/08/2020 DD 08/08/17	251,000	245,436	250,902
GEORGIA POWER CO	3.250% 03/30/2027 DD 03/03/17	75,000	74,915	77,566
GLAXOSMITHKLINE CAPITAL INC	3.375% 05/15/2023 DD 05/15/18	220,000	218,968	229,458
GLAXOSMITHKLINE CAPITAL PLC	2.875% 06/01/2022 DD 03/25/19	135,000	134,895	137,947
GLAXOSMITHKLINE CAPITAL PLC	3.125% 05/14/2021 DD 05/15/18	85,000	84,771	86,470
GLOBAL PAYMENTS INC	2.650% 02/15/2025 DD 08/14/19	70,000	69,983	70,319
GLP CAPITAL LP / GLP FINANCING	5.300% 01/15/2029 DD 09/26/18	120,000	120,050	133,284
GNMA POOL #0345910	6.000% 12/15/2023 DD 12/01/93	1,919	2,000	2,113
GNMA POOL #0427239	6.000% 01/15/2028 DD 01/01/98	552	576	608
GNMA POOL #0465541	6.000% 07/15/2028 DD 07/01/98	955	995	1,051
GNMA POOL #0486703	6.000% 11/15/2028 DD 11/01/98	563	587	633
GNMA POOL #0491289	6.000% 11/15/2028 DD 11/01/98	8,799	9,198	9,687
GNMA POOL #0596613	6.000% 10/15/2032 DD 10/01/02	477	492	528
GNMA POOL #0601319	6.000% 02/15/2033 DD 02/01/03	9,853	10,300	10,860
GNMA POOL #0739896	4.000% 01/15/2041 DD 01/01/11	131,793	142,332	140,214
GNMA POOL #0767263	4.000% 08/15/2041 DD 08/01/11	574,311	620,233	611,245

GNMA POOL #0770410	4.000% 06/15/2041 DD 06/01/11	38,344	41,448	40,434
GNMA POOL #0778693	4.000% 12/15/2041 DD 12/01/11	107,927	116,662	114,963
GNMA POOL #0781856	6.000% 08/15/2034 DD 01/01/05	116,205	120,227	132,716
GNMA POOL #0782071	7.000% 05/15/2033 DD 03/01/06	33,743	35,209	38,724
GNMA GTD REMIC P/T 13-37 LG	2.000% 01/20/2042 DD 03/01/13	222,094	207,241	221,372
GNMA GTD REMIC P/T 15-151 BA	1.700% 10/20/2045 DD 10/01/15	154,633	153,727	153,322
GNMA GTD REMIC P/T 15-56 LB	1.500% 04/16/2040 DD 04/01/15	239,319	237,113	236,222
GNMA II POOL #0MA4652	3.500% 08/20/2047 DD 08/01/17	2,057,706	2,142,908	2,137,628
GNMA II POOL #0MA4961	3.000% 01/20/2048 DD 01/01/18	330,207	318,869	339,736
GNMA II POOL #0MA5018	3.000% 02/20/2048 DD 02/01/18	3,324,091	3,209,955	3,419,925
GOLDMAN SACHS GROUP INC/THE	3.500% 11/16/2026 DD 11/16/16	230,000	212,920	242,064
GOLDMAN SACHS GROUP INC/THE	3.750% 02/25/2026 DD 02/25/16	185,000	193,221	195,826
GOLDMAN SACHS GROUP INC/THE	4.000% 03/03/2024 DD 03/03/14	80,000	79,758	85,251
GOLDMAN SACHS GROUP INC/THE	5.750% 01/24/2022 DD 01/24/12	130,000	138,318	139,558
GOLDMAN SACHS GROUP INC/THE	VAR RT 05/01/2029 DD 04/23/18	130,000	127,978	143,335
GOLDMAN SACHS GROUP INC/THE	VAR RT 07/24/2023 DD 07/24/17	295,000	293,151	300,325
GOLDMAN SACHS GROUP INC/THE	VAR RT 10/31/2022 DD 10/31/17	180,000	180,000	182,554
GOLDMAN SACHS GROUP INC/THE	VAR RT 11/29/2023 DD 11/29/13	300,000	304,878	310,740
HESS CORP	4.300% 04/01/2027 DD 09/28/16	95,000	94,759	101,310
HSBC HOLDINGS PLC	2.950% 05/25/2021 DD 05/25/16	400,000	403,752	405,080
HSBC HOLDINGS PLC	3.400% 03/08/2021 DD 03/08/16	240,000	239,453	243,814
HUMANA INC	2.500% 12/15/2020 DD 12/21/17	125,000	124,933	125,529
INTERNATIONAL BUSINESS MACHINE	3.000% 05/15/2024 DD 05/15/19	195,000	194,255	202,355
INTERNATIONAL BUSINESS MACHINE	3.300% 05/15/2026 DD 05/15/19	195,000	194,637	205,854
INTERNATIONAL BUSINESS MACHINE	3.500% 05/15/2029 DD 05/15/19	200,000	199,498	215,182
JOHN DEERE CAPITAL CORP	2.350% 01/08/2021 DD 01/08/18	225,000	224,883	226,215
JOHN DEERE CAPITAL CORP	2.650% 01/06/2022 DD 01/06/17	105,000	104,971	106,761
JOHN DEERE CAPITAL CORP	3.200% 01/10/2022 DD 01/10/19	85,000	84,918	87,376
JOHN DEERE CAPITAL CORP	3.450% 06/07/2023 DD 06/07/18	85,000	84,953	88,855
JOHNSON & JOHNSON	2.950% 03/03/2027 DD 03/03/17	5,000	4,995	5,245
JPMBB COMMERCIAL MORTGA C32 A5	3.598% 11/15/2048 DD 10/01/15	322,000	351,219	341,185
JPMORGAN CHASE & CO	2.295% 08/15/2021 DD 08/08/16	465,000	466,588	466,144
JPMORGAN CHASE & CO	4.350% 08/15/2021 DD 08/10/11	250,000	248,800	259,630
JPMORGAN CHASE & CO	VAR RT 01/23/2029 DD 01/23/18	255,000	255,000	271,045
JPMORGAN CHASE & CO	VAR RT 01/29/2027 DD 01/29/19	440,000	440,000	477,545
JPMORGAN CHASE & CO	VAR RT 05/06/2030 DD 05/06/19	45,000	45,000	48,482
JPMORGAN CHASE & CO	VAR RT 07/23/2024 DD 07/23/18	345,000	345,000	363,647
KEYCORP	2.550% 10/01/2029 DD 09/11/19	135,000	134,892	132,021
LAS VEGAS SANDS CORP	3.200% 08/08/2024 DD 07/31/19	80,000	79,937	82,369
MARSH & MCLENNAN COS INC	3.500% 12/29/2020 DD 01/15/19	15,000	14,989	15,220
MARSH & MCLENNAN COS INC	3.875% 03/15/2024 DD 01/15/19	105,000	105,096	112,014
MARSH & MCLENNAN COS INC	4.050% 10/15/2023 DD 09/27/13	375,000	373,523	398,966
MARSH & MCLENNAN COS INC	4.375% 03/15/2029 DD 01/15/19	95,000	95,149	108,313
MASTER CREDIT CARD T 3A A 144A	VAR RT 01/21/2022 DD 08/14/18	455,000	455,000	455,364
MCKESSON CORP	3.650% 11/30/2020 DD 11/30/18	310,000	309,857	314,331
MERCK & CO INC	3.400% 03/07/2029 DD 03/07/19	145,000	144,185	157,092
METROPOLITAN LIFE GLOBAL 144A	2.400% 01/08/2021 DD 01/10/18	380,000	379,586	381,881
MICROCHIP TECHNOLOGY INC	3.922% 06/01/2021 DD 05/29/18	200,000	200,000	204,536
MICROSOFT CORP	2.400% 08/08/2026 DD 08/08/16	170,000	167,096	172,015

MOLSON COORS BEVERAGE CO	3.000% 07/15/2026 DD 07/07/16	100,000	98,990	101,245
MORGAN STANLEY	2.500% 04/21/2021 DD 04/21/16	190,000	189,362	191,440
MORGAN STANLEY	2.750% 05/19/2022 DD 05/19/17	200,000	199,582	203,694
MORGAN STANLEY	3.125% 07/27/2026 DD 07/25/16	570,000	566,836	588,548
MORGAN STANLEY	4.875% 11/01/2022 DD 10/23/12	20,000	20,161	21,430
MORGAN STANLEY	VAR RT 01/23/2030 DD 01/23/19	140,000	158,147	158,351
MORGAN STANLEY	VAR RT 04/24/2024 DD 04/24/18	135,000	135,000	141,062
MORGAN STANLEY	VAR RT 07/22/2025 DD 07/23/19	290,000	290,000	293,666
MORGAN STANLEY BANK OF C13 A4	4.039% 11/15/2046 DD 12/01/13	390,000	410,490	413,716
MORGAN STANLEY BANK OF C14 A5	4.064% 02/15/2047 DD 02/01/14	25,000	26,743	26,581
MORGAN STANLEY BANK OF C22 A4	3.306% 04/15/2048 DD 04/01/15	569,000	577,002	592,437
MPLX LP	4.125% 03/01/2027 DD 02/10/17	30,000	29,950	31,513
MYLAN NV	3.950% 06/15/2026 DD 12/15/16	50,000	46,894	52,126
NATIONAL RURAL UTILITIES COOPE	2.300% 11/01/2020 DD 10/27/15	170,000	169,657	170,605
NATIONAL RURAL UTILITIES COOPE	2.400% 04/25/2022 DD 04/25/17	75,000	74,979	75,822
NATIONAL RURAL UTILITIES COOPE	3.700% 03/15/2029 DD 01/31/19	45,000	44,900	49,320
NESTLE HOLDINGS INC 144A	3.350% 09/24/2023 DD 09/24/18	175,000	174,969	183,068
NEW YORK LIFE GLOBAL FUND 144A	2.000% 04/13/2021 DD 04/13/16	340,000	340,853	341,023
NEXTERA ENERGY CAPITAL HOLDING	3.150% 04/01/2024 DD 04/04/19	140,000	140,000	145,191
NORFOLK SOUTHERN CORP	2.550% 11/01/2029 DD 11/04/19	85,000	84,695	84,782
NXP BV / NXP FUNDING LLC 144A	4.875% 03/01/2024 DD 12/06/18	275,000	275,151	299,934
OBP DEPOSITOR LLC T OBP A 144A	4.646% 07/15/2045 DD 07/01/10	150,000	157,838	149,874
ONEOK INC	3.400% 09/01/2029 DD 08/15/19	30,000	29,893	30,484
PACIFICORP	3.500% 06/15/2029 DD 03/01/19	215,000	214,602	232,095
PARKER-HANNIFIN CORP	2.700% 06/14/2024 DD 06/14/19	75,000	74,966	76,624
PENSKE TRUCK LEASING CO L 144A	3.375% 02/01/2022 DD 02/02/15	65,000	68,080	66,384
PENSKE TRUCK LEASING CO L 144A	3.900% 02/01/2024 DD 05/10/18	35,000	34,929	36,774
PENSKE TRUCK LEASING CO L 144A	4.875% 07/11/2022 DD 07/13/12	155,000	159,446	164,872
PETROLEOS MEXICANOS 144A	6.490% 01/23/2027 DD 09/23/19	340,000	339,844	361,760
PFIZER INC	3.200% 09/15/2023 DD 09/07/18	45,000	44,909	46,951
PHILIP MORRIS INTERNATIONAL IN	2.375% 08/17/2022 DD 08/17/17	80,000	79,630	80,860
PNC FINANCIAL SERVICES GROUP I	2.200% 11/01/2024 DD 11/01/19	175,000	174,942	175,651
PNC FINANCIAL SERVICES GROUP I	3.450% 04/23/2029 DD 04/22/19	170,000	169,728	181,456
ROYAL BANK OF CANADA	2.150% 10/26/2020 DD 10/26/17	250,000	249,855	250,478
ROYAL BANK OF CANADA	2.550% 07/16/2024 DD 07/16/19	190,000	189,673	192,924
SABINE PASS LIQUEFACTION LLC	5.750% 05/15/2024 DD 11/15/14	170,000	188,753	189,669
SALESFORCE.COM INC	3.250% 04/11/2023 DD 04/11/18	140,000	139,916	145,632
SANTANDER DRIVE AUTO RECE 5 A3	3.190% 03/15/2022 DD 10/24/18	154,680	154,660	154,801
SANTANDER HOLDINGS USA INC	3.700% 03/28/2022 DD 09/28/17	265,000	268,747	272,380
SEMPRA ENERGY	3.400% 02/01/2028 DD 01/12/18	250,000	259,097	259,170
SHERWIN-WILLIAMS CO/THE	2.750% 06/01/2022 DD 05/16/17	48,000	47,970	48,840
SHERWIN-WILLIAMS CO/THE	3.450% 06/01/2027 DD 05/16/17	60,000	57,559	63,488
SIMON PROPERTY GROUP LP	2.000% 09/13/2024 DD 09/13/19	95,000	94,906	94,545
SOUTHERN CALIFORNIA EDISON CO	2.850% 08/01/2029 DD 08/06/19	100,000	99,845	99,909
SOUTHERN CALIFORNIA GAS CO	2.600% 06/15/2026 DD 06/03/16	130,000	129,748	130,302
SOUTHERN CO/THE	2.950% 07/01/2023 DD 05/24/16	195,000	198,992	200,033
SOUTHERN CO/THE	3.250% 07/01/2026 DD 05/24/16	175,000	164,176	182,331
STARBUCKS CORP	3.800% 08/15/2025 DD 08/10/18	70,000	69,325	75,432

STATE STREET CORP	VAR RT 11/01/2025 DD 11/01/19	200,000	200,000	200,882
STATE STREET CORP	VAR RT 12/03/2024 DD 12/03/18	85,000	85,000	89,956
SUNCOR ENERGY INC	3.600% 12/01/2024 DD 11/25/14	65,000	64,582	68,988
TEXAS EASTERN TRANSMISSIO 144A	3.500% 01/15/2028 DD 01/09/18	60,000	59,689	61,643
TORONTO-DOMINION BANK/THE	2.650% 06/12/2024 DD 06/12/19	250,000	249,965	256,098
TOYOTA AUTO RECEIVABLES 2 D A4	3.300% 02/15/2024 DD 11/07/18	175,000	174,964	180,392
TRILLIUM CREDIT CARD 2A A 144A	VAR RT 09/26/2023 DD 10/12/18	455,000	455,000	455,305
TRUIST FINANCIAL CORP	2.200% 03/16/2023 DD 09/16/19	45,000	44,967	45,299
TRUIST FINANCIAL CORP	2.500% 08/01/2024 DD 07/29/19	485,000	484,593	491,387
TYSON FOODS INC	4.000% 03/01/2026 DD 02/19/19	140,000	151,868	151,549
U S TREASURY BOND	3.000% 02/15/2049 DD 02/15/19	480,000	—	(2,332)
U S TREASURY BOND	3.125% 02/15/2043 DD 02/15/13	345,000	358,557	392,075
U S TREASURY BOND	3.375% 05/15/2044 DD 05/15/14	330,000	422,253	391,360
U S TREASURY NOTE	1.375% 02/15/2020 DD 02/15/17	2,958,000	2,945,154	2,956,965
U S TREASURY NOTE	1.375% 02/29/2020 DD 02/28/15	7,125,000	7,128,896	7,121,723
U S TREASURY NOTE	1.500% 08/15/2026 DD 08/15/16	600,000	590,633	588,396
U S TREASURY NOTE	1.625% 08/15/2029 DD 08/15/19	870,000	857,834	848,215
U S TREASURY NOTE	1.625% 08/31/2022 DD 08/31/17	5,240,000	5,132,539	5,244,297
U S TREASURY NOTE	1.625% 11/30/2026 DD 11/30/19	1,880,000	1,867,295	1,856,199
U S TREASURY NOTE	2.375% 05/15/2029 DD 05/15/19	850,000	901,631	884,102
U S TREASURY NOTE	2.625% 02/15/2029 DD 02/15/19	1,120,000	1,229,200	1,187,816
U S TREASURY NOTE	3.125% 05/15/2021 DD 05/15/11	3,347,000	3,393,806	3,415,379
UNION PACIFIC CORP	3.150% 03/01/2024 DD 02/19/19	120,000	119,899	124,931
UNION PACIFIC CORP	3.750% 07/15/2025 DD 06/08/18	245,000	244,990	262,701
UNITED TECHNOLOGIES CORP	2.800% 05/04/2024 DD 05/04/17	350,000	349,272	359,779
UNITED TECHNOLOGIES CORP	3.650% 08/16/2023 DD 08/16/18	135,000	134,988	142,345
UNITED TECHNOLOGIES CORP	3.950% 08/16/2025 DD 08/16/18	40,000	39,932	43,623
UNITEDHEALTH GROUP INC	2.375% 08/15/2024 DD 07/25/19	135,000	134,966	136,791
UNITEDHEALTH GROUP INC	2.875% 08/15/2029 DD 07/25/19	45,000	44,988	46,318
UNITEDHEALTH GROUP INC	3.700% 12/15/2025 DD 12/17/18	55,000	54,889	59,530
US BANCORP	3.375% 02/05/2024 DD 02/04/19	65,000	64,982	68,258
US TREAS-CPI INFLAT	0.625% 01/15/2026 DD 01/15/16	1,743,582	1,730,416	1,797,005
US TREAS-CPI INFLAT	1.000% 02/15/2049 DD 02/15/19	173,845	197,467	193,168
VALERO ENERGY PARTNERS LP	4.500% 03/15/2028 DD 03/29/18	45,000	44,847	49,583
VERIZON COMMUNICATIONS INC	2.946% 03/15/2022 DD 02/03/17	150,000	154,241	153,434
VERIZON COMMUNICATIONS INC	4.016% 12/03/2029 DD 06/03/19	152,000	156,913	169,442
VERIZON COMMUNICATIONS INC	4.125% 03/16/2027 DD 03/16/17	80,000	80,649	88,819
VERIZON COMMUNICATIONS INC	4.329% 09/21/2028 DD 06/21/18	85,000	84,425	96,472
VIACOMCBS INC	2.900% 06/01/2023 DD 12/01/18	140,000	138,781	142,923
VIACOMCBS INC	3.700% 06/01/2028 DD 12/01/18	65,000	67,324	68,165
VIRGINIA ELECTRIC & POWER CO	2.750% 03/15/2023 DD 03/14/13	340,000	339,912	346,259
VODAFONE GROUP PLC	3.750% 01/16/2024 DD 05/30/18	200,000	207,424	211,562
VODAFONE GROUP PLC	4.125% 05/30/2025 DD 05/30/18	215,000	226,006	233,548
VOLKSWAGEN GROUP OF AMERI 144A	3.875% 11/13/2020 DD 11/13/18	220,000	219,833	223,593
WALMART INC	3.050% 07/08/2026 DD 04/23/19	260,000	259,657	274,271
WALMART INC	3.400% 06/26/2023 DD 06/27/18	265,000	264,928	278,648
WASTE MANAGEMENT INC	2.950% 06/15/2024 DD 05/22/19	220,000	219,987	227,128
WELLS FARGO & CO	2.500% 03/04/2021 DD 03/04/16	75,000	74,983	75,539
WELLS FARGO & CO	2.625% 07/22/2022 DD 07/24/17	475,000	474,582	482,097

WELLS FARGO & CO	3.000% 04/22/2026 DD 04/22/16	240,000	238,923	246,886
WELLS FARGO & CO	3.750% 01/24/2024 DD 01/24/19	110,000	109,891	116,306
WELLS FARGO & CO	4.125% 08/15/2023 DD 08/15/13	110,000	109,370	116,802
WELLS FARGO & CO	VAR RT 05/22/2028 DD 05/22/17	140,000	140,000	148,830
WELLS FARGO & CO	VAR RT 10/30/2025 DD 10/31/19	75,000	75,000	75,071
WELLS FARGO & CO	VAR RT 10/31/2023 DD 10/31/16	120,000	120,000	122,135
WELLS FARGO BANK NA	3.625% 10/22/2021 DD 10/23/18	345,000	344,962	355,077
WELLTOWER INC	2.700% 02/15/2027 DD 12/16/19	80,000	79,914	80,343
WELLTOWER INC	4.000% 06/01/2025 DD 05/26/15	170,000	182,092	183,032
WESTERN MIDSTREAM OPERATING LP	4.500% 03/01/2028 DD 03/02/18	160,000	155,744	157,966
WESTERN MIDSTREAM OPERATING LP	4.750% 08/15/2028 DD 08/09/18	140,000	135,933	141,263
WFRBS COMMERCIAL MORTG LC14 A5	4.045% 03/15/2047 DD 02/01/14	85,000	90,814	90,426
WILLIS NORTH AMERICA INC	2.950% 09/15/2029 DD 09/10/19	50,000	49,910	49,558
WILLIS NORTH AMERICA INC	3.600% 05/15/2024 DD 05/16/17	110,000	110,160	114,934
WILLIS NORTH AMERICA INC	4.500% 09/15/2028 DD 09/10/18	155,000	170,988	170,931
XCEL ENERGY INC	2.600% 12/01/2029 DD 11/07/19	195,000	193,594	193,265
INTEREST BEARING CASH	TEMPORARY INVESTMENTS		20,587,967	20,587,967
TOTAL UNDERLYING ASSETS			$241,828,747	$246,037,287

MET TOWER LIFE 38025 - 69.5% of MARKET VALUE				$171,088,184
IGT INVESCO SHORT-TERM BOND FUND				132,425,351
FAIR VALUE MET TOWER LIFE 38025				303,513,535
MET TOWER LIFE 38025 - ADJUSTMENT FROM MARKET TO CONTRACT VALUE				(3,870,482)
MET TOWER LIFE 38025 - CONTRACT VALUE				$299,643,053

RGA RGA00036 - 30.5% of MARKET VALUE				$74,949,103
IGT INVESCO SHORT-TERM BOND FUND				134,118,000
FAIR VALUE RGA RGA00036				209,067,103
RGA RGA00036 - ADJUSTMENT FROM MARKET TO CONTRACT VALUE				(2,799,095)
RGA RGA00036 - CONTRACT VALUE				$206,268,008

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

23.1 *	Consent of BDO USA, LLP

* Filed herewith

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN

DATE: June 25, 2020	BY: /s/ BRYAN JENDRETZKE
Bryan Jendretzke
Global Benefits Director and Plan Administrator